UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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LUMINEX CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LUMINEX CORPORATION
12212 Technology Boulevard
Austin, Texas 78727

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2019

Luminex Corporation (the “Company”) will hold its 2019 annual meeting of stockholders (the “Meeting”) on Thursday, May 16, 2019, at 10:00 a.m., local time, at its corporate headquarters located at 12212 Technology Boulevard, Austin, Texas 78727. At the Meeting, stockholders will act on the following matters:

(1)	election of two (2) persons nominated by the Board of Directors to serve as Class I Directors (designated as Proposal 1 in the accompanying proxy statement);

(2)
advisory approval of the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in the accompanying proxy statement (designated as Proposal 2 in the accompanying proxy statement);

(3)
ratification of the appointment by the Company’s Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2019 (designated as Proposal 3 in the accompanying proxy statement); and

(4)	such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors fixed the close of business on March 18, 2019 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.  A complete list of such stockholders will be available for examination at our offices in Austin, Texas, during normal business hours for a period of ten days prior to the Meeting.

This year, we are pleased to again furnish our proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of our proxy statement and our annual report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of our stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2018 Annual Report on Form 10-K and a form of proxy card or voting instruction card. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail.

Your attention is directed to the proxy statement for a more complete statement regarding the matters to be acted upon at the Meeting.  Our annual report to stockholders is being mailed or made available to our stockholders along with our proxy solicitation materials, but it is not part of the proxy solicitation materials.  All stockholders are cordially invited to attend the Meeting.  Whether or not you plan to attend the Meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided.

By Order of the Board of Directors,
Richard W. Rew, II
Senior Vice President, General Counsel and Corporate Secretary
Austin, Texas
April 2, 2019

LUMINEX CORPORATION
12212 Technology Boulevard
Austin, Texas 78727

PROXY STATEMENT

For Annual Meeting of Stockholders
To Be Held May 16, 2019

This proxy statement is being furnished to the stockholders of Luminex Corporation (the “Company,” “Luminex,” “we” or “us”) in connection with the solicitation by the Board of Directors of proxies for use at the 2019 annual meeting of stockholders (the “Meeting”) to be held at the time and place and for the purposes set forth in the accompanying notice, and at any and all adjournments or postponements thereof. This proxy statement and the accompanying proxy card are being distributed and made available on or about April 2, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 16, 2019: This proxy statement and our annual report to stockholders are available at http://investor.luminexcorp.com/phoenix.zhtml?c=79403&p=proxy.

Voting Procedures; General Information

Proposals 1, 2 and 3 will be presented by management at the Meeting. With regard to Proposal 1, the form of proxy permits votes for, withholding of votes, or abstention as to each nominee for director. With regard to Proposals 2 and 3, the form of proxy permits votes for, against, or abstention. If the form of proxy is properly executed, returned, and not revoked, it will be voted in accordance with the specifications, if any, made by the stockholder and, if specifications are not made, will be voted FOR the election of the nominees named in this proxy statement to the Company’s Board of Directors, FOR the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2019.

If your shares are held by your broker or other nominee, often referred to as in “street name,” you will receive a form from your broker seeking instructions as to how your shares should be voted. If you are a registered stockholder and received a notice of availability of our proxy materials over the Internet, you may vote by telephone or electronically through the Internet by following the instructions included in the notice. If you are a registered stockholder and received paper proxy materials through the mail, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held in street name, you should contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares in its discretion on “routine” matters, but may not vote your shares on “non-routine” matters. The ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2019 (Proposal 3) is deemed a routine matter. Therefore, your broker has discretionary authority to vote your shares on such matter absent specific instructions from you. However, the election of directors (Proposal 1) and the non-binding advisory vote on the compensation of our named executive officers (Proposal 2) are non-routine matters. If your broker turns in a proxy card expressly stating that the broker is not voting on non-routine matters (Proposals 1 and 2) as a result of your failure to provide specific instructions, such action is referred to as a “broker nonvote” and your shares will not be voted on Proposals 1 and 2.

It is not expected that any matter not referred to herein will be presented for action at the Meeting. If any other matters are properly brought before the Meeting, including, without limitation, a motion to adjourn the Meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to any of the Proposals, or soliciting additional proxies in favor of the approval of any of the Proposals, the persons named on the accompanying proxy card will vote the shares represented by such proxy upon such matters in their discretion. Should the Meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the Meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

Any stockholder giving a proxy may revoke it at any time before it is voted by communicating such revocation in writing to our Corporate Secretary at the address indicated above, by executing and delivering a later-dated proxy or by voting in person at the Meeting.

Quorum; Required Votes and Recommendations

Our only outstanding voting security is our common stock. Holders of record of common stock at the close of business on March 18, 2019, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. On the record date for the Meeting, there were 44,986,810 shares of common stock outstanding and entitled to vote at the Meeting. In deciding all matters, a holder of common stock on the record date shall be entitled to cast one vote for each share of common stock then registered in such holder’s name or otherwise beneficially owned.

The holders of a majority of the outstanding shares of the Company’s common stock as of the record date must be present in person or be represented by proxy to constitute a quorum and act upon the proposed business. Failure of a quorum to be represented at the Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Votes withheld from any nominee for director, abstentions and broker nonvotes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Because Proposal 1 in this proxy statement is in respect of an uncontested director election, Proposal 1 requires the affirmative vote of a majority of the votes cast at the Meeting to elect a nominee, which means that a nominee will be elected only if the number of shares voted “for” that nominee exceeds the number of shares “withheld” from that nominee. Accordingly, each nominee receiving a greater number of shares voted “for” such nominee than “withheld” from such nominee shall be elected as a Class I director. If an incumbent director does not receive a greater number of shares voted “for” such director than “withheld” from such director, then such director must tender his or her resignation to the Board of Directors. If a director nominee who is not an incumbent director fails to receive more “for” votes than votes “withheld” at the Meeting, he or she will not be elected to the Board of Directors. In a contested director election, director nominees are elected by a plurality of the votes cast, which means that the nominees with the most affirmative votes are elected to fill the available seats. Proposals 2 and 3 require the affirmative vote of the holders of a majority of the outstanding shares represented at the Meeting and entitled to vote thereon. The vote for Proposal 2 is advisory and non-binding in nature, but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Votes will be counted by the Company’s transfer agent or our Corporate Secretary. Under Delaware law, abstentions are not counted as voting “for” or “against” a particular matter. However, abstentions are included in the number of shares present or represented at the Meeting and entitled to vote, and therefore, abstentions will have the same effect as a vote cast against Proposals 2 and 3. Abstentions will have no effect on the outcome of Proposal 1.  Additionally, if a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker nonvote.” Broker nonvotes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast, as a broker nonvote is not considered “entitled to vote” on a matter. Accordingly, for purposes of Proposal 2, broker nonvotes have the effect of reducing the number of affirmative votes required to achieve a majority of the shares present and entitled to vote for such matter by reducing the total number of shares from which such majority is calculated. Broker nonvotes will have no effect on the outcome of Proposal 1.

Our Board of Directors recommends that you vote:

•	FOR each of the Class I Director nominees named in this proxy statement;

•
FOR the advisory approval of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement; and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2019.

CORPORATE GOVERNANCE

We believe that effective corporate governance is critical to our long-term prospects and ability to create value for our stockholders. Our Board of Directors believes that we have in place appropriate charters, policies (including a comprehensive Code of Compliance and Corporate Governance Guidelines), bylaws, procedures and controls that promote and enhance corporate governance, accountability and responsibility with respect to the Company and a culture of honesty and integrity. We will continue to monitor emerging developments and best practices in corporate governance and augment these charters, policies, procedures and controls when required or when our Board determines it would benefit the Company and our stockholders. Our corporate governance policies, including our various Board committee charters, can be viewed at the “Investor Relations” section of our website at www.luminexcorp.com.  Information contained on our website, other than the electronic version of our proxy statement provided on our website, is not incorporated into this proxy statement by this or any other reference to our website in this proxy statement, and we do not intend for such information on or linked to our website to constitute part of this proxy statement.

Director Independence

Our Board of Directors consults with the Company’s counsel to ensure that the Board’s independence determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of The Nasdaq Global Select Market (the “Nasdaq”) as in effect from time to time. To assist in the Board’s independence determinations, each director completed materials designed to identify any relationships that could affect the director’s independence. In addition, through discussion among the directors a subjective analysis of independence was reviewed. The Board has determined that each of the following directors is an “independent director” consistent with the objective requirements of applicable laws and regulations, and that such persons do not otherwise have any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of such person’s independent judgment in carrying out the responsibilities of a director: Robert J. Cresci, Stephen Eck, M.D., Ph.D.; Thomas W. Erickson; Jim D. Kever; G. Walter Loewenbaum II; Kevin M. McNamara; Edward A. Ogunro, Ph.D; and Ken Samet. The Board has not established categorical standards or guidelines to make the subjective aspect of these determinations, but considers all relevant facts and circumstances known to the Board. In determining Mr. Erickson’s independence, the Board considered Mr. Erickson’s service as our interim president and chief executive officer from September 2002 until May 2004 and determined that because such service was at a much earlier time in the Company’s evolution it is not material to his independence analysis today and has, in the observation of the Board, no bearing on Mr. Erickson’s independence. Based on such analysis, the Board determined that Mr. Erickson qualifies as an independent director.

Director Qualifications

The Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for Board membership; however, candidates nominated to serve as directors, at a minimum, will in the committee’s judgment:

•
be able to represent the interests of the Company and all of its stockholders and not be disposed by affiliation or interest to favor any individual, group or class of stockholders or other constituency; and

•
possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.

The consideration of a candidate for director will include the Nominating and Corporate Governance Committee’s assessment of the individual’s background, skills and abilities, and whether such characteristics fulfill the needs of the Board of Directors at that time. As part of the Nominating and Corporate Governance Committee’s consideration of a candidate, the committee also believes that the candidate must:

•	be of high ethical character and share the core values of Luminex as reflected in our Code of Compliance;

•	have a reputation, both personal and professional, consistent with the image and reputation of Luminex;

•	be highly accomplished in the candidate’s field;

•	be an active or former chief executive officer of a public company or a biotechnology company or an active or former leader of another complex organization;

•	otherwise have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience; and

•	have the ability to exercise sound business judgment.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings a variety of perspectives and skills derived from high quality business and professional experience and which complies with the Nasdaq and Securities and Exchange Commission (“SEC”) rules. Our Nominating and Corporate Governance Committee considers the diversity, including, but not limited to, ethnicity and gender, of the composition of our Board and the skill set, background, reputation, and type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix.  The Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics, including gender, ethnicity and age, and experience, including financial expertise, educational and professional background, of current and prospective directors. The Nominating and Corporate Governance Committee believes this process best facilitates Board deliberations that reflect a broad range of perspectives, leads to a more effective decision-making process and will build a Board team whose strengths complement each other.

Process for Identifying Director Candidates

The Nominating and Corporate Governance Committee may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee considers nominees proposed by the Company’s stockholders in accordance with the provisions contained in our bylaws. Pursuant to our bylaws, any stockholder may nominate a person for election to our Board of Directors, provided that the nomination is received by the Corporate Secretary not less than 30 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the SEC, including the nominee’s consent to being named as a nominee and to serving as a director, if elected.

The nominating stockholder shall also provide a completed written questionnaire with respect to the background and qualification of each nominee and any other person or entity that each nominee may represent (which questionnaire shall be provided by the Corporate Secretary) and a written representation and agreement (in the form provided by the Corporate Secretary) that each nominee: (a) has no undisclosed commitment, agreement or understanding with any person or entity as to how such nominee will act or vote on any issue or question as a director; (b) is not a party to any undisclosed commitment, agreement or understanding with any person or entity other than Luminex with respect to compensation, reimbursement or indemnification in connection with service or action as a director of Luminex; (c) will comply with any director stock ownership and trading guidelines of Luminex; and (d) in such nominee’s individual capacity and on behalf of any person or entity for whom such nominee may be a representative, has complied and will comply with all applicable corporate governance, conflicts, confidentiality and other policies of Luminex.

Additionally, the nominating stockholder must provide: (a) his or her name and address as it appears in the stock records of Luminex; (b) the number and class of shares of Luminex capital stock beneficially owned by the stockholder and a description in reasonable detail of any hedging, derivative, swap, profit interests, option or other transactions or series of transactions engaged in, directly or indirectly, by such stockholder, or any agreement, arrangement or understanding to which such stockholder is a party, in each case, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder with respect to shares of capital stock of Luminex, or otherwise to reduce the economic risk or benefit of ownership of shares of capital stock of Luminex to such stockholder, and the agreement of the stockholder to notify Luminex in writing within five business days after the record date for the meeting of any changes to the above information in effect as of the record date for the meeting; (c) all contracts, arrangements, understandings and relationships with respect to the stockholder’s investment in Luminex, and the agreement of the stockholder to notify Luminex in writing within five business days after the record date for the meeting of any changes to the above information in effect as of the record date for the meeting; (d) any material agreement such stockholder may have with any other person or entity in connection with the nomination, and the agreement of the stockholder to notify Luminex in writing within five business days after the record date for the meeting of any changes to the above information in effect as of the record date for the meeting; and (e) a representation as to whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Luminex’s outstanding shares required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, and as to whether the stockholder intends to appear in person or by proxy at the meeting to propose such nomination.

Our bylaws also provide that certain of the above information also be provided with respect to certain other persons associated with the nominating stockholder. The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws, and the foregoing description is qualified by reference to the full text of our bylaws.

Evaluation of Director Candidates

The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate’s qualifications and suitability in light of the current needs of the Board, working with management support and seeking Board input, and report such assessment to the Nominating and Corporate Governance Committee members. When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for Board membership as part of the preliminary assessment process. The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.

If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the committee will advise the candidate of the committee’s preliminary interest. If the candidate expresses sufficient interest, the committee will arrange interviews of the candidate with one or more members of the committee, and request such additional information from the candidate as the committee deems appropriate. The Nominating and Corporate Governance Committee will consider the candidate’s qualifications, background, skills and abilities, and whether such characteristics fulfill the needs of the Board at that time, and confer and reach a collective assessment as to the qualifications and suitability of the candidate for Board membership.

If the Nominating and Corporate Governance Committee determines that the candidate is suitable and meets the criteria for Board membership, the candidate will be invited to meet with the senior management of the Company and other members of the Board of Directors, both to allow the candidate to obtain further information about the Company and to give management and the other directors a basis for input to the Nominating and Corporate Governance Committee regarding the candidate. On the basis of its assessment, and taking into consideration input from other Board members and senior management, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board of Directors.

Code of Compliance

We have a Code of Compliance that applies to all of the employees, officers and directors of the Company and its subsidiaries. The purpose of our Code of Compliance is to provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Compliance; and accountability for adherence to the Code of Compliance. Our Code of Compliance also includes a formal policy regarding the approval of related party transactions, which is administered by our Audit Committee. This policy is described more fully below under “Certain Relationships and Related Party Transactions.” Each director, officer and employee is required to read and certify that he or she has read, understands and will comply with the Code of Compliance.

Under the Sarbanes-Oxley Act of 2002 and the SEC’s related rules, the Company is required to disclose whether it has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Nasdaq rules also require the Company to adopt a “code of conduct” applicable to the Company’s directors, officers and employees that meets the SEC’s definition of “code of ethics.” Our Code of Compliance meets the SEC’s definition of “code of ethics.” The Company’s employees, including our Chief Executive Officer and senior financial officers, are bound by our Code of Compliance.

A copy of our Code of Compliance can be obtained from the “Investor Relations” section of our website at www.luminexcorp.com. We intend to disclose amendments to, or waivers from, the Code of Compliance (to the extent applicable to our directors, Chief Executive Officer, principal financial officer, principal accounting officer or persons performing similar functions) on our website.

Communications with Members of the Board

Our Board of Directors has established procedures for the Company’s stockholders to communicate with members of the Board of Directors. Stockholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board of Directors or the presiding director, if any, by writing to a director, care of Corporate Secretary, Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727. Appropriate communications will be forwarded to such director(s) by the Corporate Secretary. The Corporate Secretary maintains a log of such communications and transmits such communications to identified director addressee(s) as soon as practical, unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by our Corporate Secretary in consultation with counsel, when necessary. The Board of Directors or individual directors so addressed are advised of any communication withheld for safety or security reasons as soon as practical. If multiple communications are received on a similar topic, the Corporate Secretary may, in his discretion, forward only representative correspondence.

Communications Regarding Accounting Matters

Communications expressing concerns or complaints relating to accounting matters, internal disclosure controls or controls over financial reporting, or auditing matters are handled in accordance with procedures established by the Audit Committee, including, without limitation, a dedicated hotline and email address. Under those procedures, concerns related to accounting matters, internal disclosure controls or controls over financial reporting, or auditing matters are presented by the Company’s compliance officer (currently the General Counsel) to the Audit Committee for consideration and, if appropriate, corrective action.

Board Member Attendance at Annual Meeting of Stockholders

The Company strongly encourages each member of the Board of Directors to attend each annual meeting of stockholders. Accordingly, we expect most, if not all, of the Company’s directors to be in attendance at the Meeting. All of our directors attended the 2018 annual meeting of stockholders.

Meetings and Committees of the Board of Directors

The Board of Directors and its committees meet periodically during the year as deemed appropriate. During 2018, the Board of Directors met seven times. No director attended fewer than 75% of all the 2018 meetings of the Board of Directors and its committees on which each such director served.

The Board of Directors is generally responsible for establishing our broad corporate policies and reviewing and assessing our corporate objectives and strategies, and other major transactions and capital commitments. The Board of Directors currently has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Strategy and Development Committee. Each of our committees operates under a charter adopted by our Board of Directors. It is the policy of the Board and each committee to periodically review its performance and the effectiveness of its charter and policies, as applicable.

Audit Committee

The Audit Committee, which met seven times in 2018, currently consists of Mr. McNamara, who serves as Chairman, Mr. Cresci, and Mr. Samet. Dr. Ogunro served on the Audit Committee until Mr. Samet joined the Committee in December 2018 and Dr. Ogunro will rejoin the Committee in May 2019 to fill the vacancy created by Mr. Cresci's departure following the 2019 Annual Meeting. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the applicable rules of the Nasdaq and the SEC and has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements. The Board of Directors has further determined that each of Mr. McNamara, Mr. Cresci, and Mr. Samet are considered “audit committee financial experts” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee’s primary duties and responsibilities are to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements; oversee the integrity of the Company’s systems of internal controls regarding finance, accounting and legal compliance, including the oversight of the Company’s internal audit function; oversee the qualifications, independence and performance of the Company’s independent registered public accounting firm; pre-approve all audit and permitted non-audit services to be performed by such firm; provide an avenue of free and open communication among the independent registered public accountants, management and the Board of Directors; and to review, approve or ratify certain related party transactions. It is the function of the Audit Committee to help ensure the Company’s financial statements accurately reflect the Company’s financial position and results of operations. In addition, the Audit Committee, following its review of the audited financial statements, is charged with recommending the audited financial statements to the Board of Directors for inclusion in the Company’s annual reports. Additional information regarding the purpose and functions of the Audit Committee is set forth in the “Report of the Audit Committee” provided below.

Compensation Committee

The Compensation Committee, which met seven times in 2018, currently consists of Mr. Kever, who serves as Chairman, Mr. Erickson, and Dr. Eck. The Board of Directors has determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, an “outside director” for the purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and an independent director as defined by the applicable rules of the Nasdaq. The Compensation Committee’s function is to establish and apply our compensation policies and philosophies to assure that the executive officers, directors and other officers and key employees are compensated in a manner consistent with the compensation policies and objectives adopted by the Compensation Committee, competitive practice and the requirements of the appropriate regulatory bodies. The Compensation Committee is responsible for the appointment, compensation, and oversight of the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee as well as the independence evaluation of each such advisor retained by or providing advice to the Compensation Committee. The Compensation Committee also administers our equity incentive plans. Additionally, the Compensation Committee is charged with recommending the “Compensation Discussion and Analysis” to the Board of Directors for inclusion in the Company’s proxy statement and incorporation by reference into the Company’s Annual Report on Form 10-K. Additional information regarding the functions performed by the Compensation Committee and the process undertaken by the Compensation Committee in the determination of executive compensation is included under “Executive and Director Compensation-Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which met four times in 2018, currently consists of Mr. Cresci, who serves as Chairman, Mr. Samet and Dr. Eck. Mr. Samet will take over as Chairman in May 2019 to fill the vacancy created by Mr. Cresci's departure following the 2019 Annual Meeting. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the applicable rules of the Nasdaq. The Nominating and Corporate Governance Committee provides assistance to the Board of Directors in identifying and recommending individuals qualified to serve as directors of the Company, reviews the composition of the Board of Directors, periodically evaluates the performance of the Board of Directors and its committees, and reviews and recommends corporate governance policies for the Company. In addition, the Nominating and Corporate Governance Committee recommends our various committee memberships based upon, among other considerations, a director’s available time commitment, background and/or skill set it deems appropriate to adequately perform the responsibilities of the applicable committee.

Strategy and Development Committee

The Strategy and Development Committee, which met four times in 2018, currently consists of Dr. Ogunro, who serves as Chairman, Mr. Shamir, and Dr. Eck. The Strategy and Development Committee oversees the Company’s technology-related initiatives, including strategic decisions with respect to existing and new platforms and product offerings, research and development, and intellectual property issues.

Executive Committee

The Executive Committee, which met four times in 2018, currently consists of Mr. Erickson, who serves as Chairman, Mr. Loewenbaum, Dr. Ogunro and Mr. Shamir. The Executive Committee is authorized to act on behalf of the Board of Directors as a whole, to the extent delegated to the committee and otherwise permitted by law. The Executive Committee primarily meets to discuss Company performance and strategy. In 2018, the Board of Directors delegated to the Executive Committee the authority for reviewing and approving the acquisition of the flow cytometry business from Millipore Sigma. The Committee approved the acquisition. No other formal actions on behalf of the Board of Directors were taken in 2018 by the Executive Committee.

Executive Sessions of Non-employee Directors

Generally, an executive session of non-employee directors is held in conjunction with each regularly scheduled Board meeting and other times as deemed appropriate. The executive sessions are generally led by Mr. Loewenbaum in his capacity as Chairman of the Board. Currently all non-employee directors qualify as independent pursuant to Nasdaq listing standards.  However, if the non-employee directors in the future include one or more directors that do not qualify as independent pursuant to Nasdaq listing standards, at least two meetings per year would also be held solely by our independent directors (and generally at each of our regularly scheduled Board meetings), led by the presiding director in the event the Chairman of the Board was not deemed to be independent. In such an event, the presiding director would then be the current chair of the Nominating and Corporate Governance Committee (currently Mr. Cresci), as further described in our Corporate Governance Guidelines. In 2018, our non-employee directors held four such meetings.

Board Leadership Structure

Our Chairman of the Board position is a non-executive position. Separating the positions of Chairman of the Board and Chief Executive Officer allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board in its fundamental role of providing advice to and oversight of management. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. Our Board believes that having separate positions, with a non-executive director serving as Chairman, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Our Chairman is also a member of the Executive Committee (although he is not the chairman of that Committee) and provides guidance and takes an active role in evaluating our executive officers and corporate strategies. Our Chairman acts as a regular liaison between our Board and our executive management, being available to consult with our executives over business matters and providing our executives the opportunity for immediate consultation and advice on material business decisions. Our Chairman, as noted above, has been determined by our Board to be an “independent director” in accordance with applicable laws and regulations.

Board Role in Risk Oversight

Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual enterprise risk management assessment, which is facilitated by the Company’s management team in collaboration with the Company’s internal audit department. In this process, we assess risk throughout the Company by conducting surveys and interviews of Company employees and directors soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan. We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives. Management then prepares a report for the Board of Directors regarding the key identified risks and how the Company manages these risks to review and analyze both on an annual and ongoing basis. Management attends Board meetings and is available to address any questions or concerns raised by the Board regarding risk management and any other matters. Additionally, the Board of Directors receives periodic updates from management on its cyber security risks and its committees regularly receive presentations from management and key personnel on strategic matters involving our operations.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management and the independent auditor the Company’s policies with respect to risk assessment and risk management. The Audit Committee and the Nominating and Corporate Governance Committee also focus on the Company’s compliance with applicable laws and regulations, the Company’s Code of Compliance, and related Company policies and procedures. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee in fulfilling its risk oversight responsibility assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with and implementation of new corporate governance principles. The Strategy and Development Committee assists the Board in fulfilling its risk oversight responsibility in reviewing the Company’s risks associated with technology-related initiatives, including strategic decisions with respect to existing and new platforms and product offerings, intellectual property related risks, assessment of competitive threats and opportunities, and potential merger and acquisition targets.

Compensation Committee Interlocks and Insider Participation

During 2018, the Compensation Committee of the Board of Directors consisted of Mr. Kever, who served as Chairman, Mr. Erickson, and Dr. Eck. Mr. Erickson served as our interim president and chief executive officer from September 2002 until May 2004. The Board has determined that because such service was at a much earlier time in the Company’s evolution it is not material to his independence analysis today and has, in the observation of the Board, no bearing on Mr. Erickson’s independence. Neither Mr. Kever nor Dr. Eck has ever been an officer or an employee of the Company. No interlocking relationship existed during 2018 between any officer, member of our Board of Directors or the Compensation Committee and any officer, member of the Board of Directors or compensation committee of any other company.

PROPOSAL 1 - ELECTION OF TWO CLASS I DIRECTORS

The number of directors on our Board of Directors is currently fixed at nine. Our certificate of incorporation divides our Board of Directors into three classes, which serve staggered three-year terms. The terms of the Class I, Class II and Class III directors will expire upon the election and qualification of directors at the annual meetings of stockholders to be held in 2019, 2020 and 2021, respectively.

Currently, our Board of Directors is composed of three Class I directors (consisting of Nachum “Homi” Shamir, Robert J. Cresci and Thomas W. Erickson), three Class II directors (consisting of Stephen Eck, M.D., Ph.D., Ken Samet, and Jim D. Kever) and three Class III directors (consisting of G. Walter Loewenbaum II, Edward A. Ogunro, Ph.D., and Kevin M. McNamara).

At the Meeting, the stockholders will elect two (2) Class I directors nominated by the Board of Directors. Each of the Class I director nominees is to serve a three-year term until the 2022 annual meeting of stockholders and until a successor is elected and qualified or until such director’s earlier resignation or removal. The Board of Directors and its Nominating and Corporate Governance Committee, pursuant to and consistent with the nomination procedures described above under “Corporate Governance,” have nominated Nachum “Homi” Shamir and Thomas W. Erickson to re-election as Class I directors. Mr. Cresci has not been nominated for re-election in accordance with the Company’s Corporate Governance Guidelines that state that after a director reaches the age of 75, he or she is ineligible for election to the Board absent special circumstances. As such, the number of directors of the Board of Directors will be reduced to eight effective immediately after the Meeting. It is the intention of the persons named in the proxy to vote the proxies for the election of each of the aforementioned nominees. Proxies may not be voted for persons other than, or for more persons than, those named in the proxy. If any nominee should be unwilling or become unavailable to serve as a director for any reason, the persons named as proxies reserve full discretion to vote for such other person or persons as may be properly nominated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

Certain information about the Class I nominees for the Board of Directors, and those directors whose terms do not expire at the Meeting, is furnished below.

Class I Director Nominees

Nachum “Homi” Shamir, age 65. Mr. Shamir joined the Company on October 14, 2014 as President and Chief Executive Officer and was elected to our Board. From 2006 to 2014, Mr. Shamir was the President, Chief Executive Officer and Director of Given Imaging Ltd. (Given), a developer of the PillCam capsule and manufacturer and marketer of diagnostic products for the visualization and detection of disorders of the gastrointestinal tract, which was acquired by Covidien PLC in early 2014. Mr. Shamir currently serves on the board of directors of Strata Skin Sciences, Inc., a medical technology company which focuses on the dermatology market. Mr. Shamir holds a Bachelor of Science from the Hebrew University of Jerusalem and a Masters of Public Administration from Harvard University.

Mr. Shamir brings to the Board of Directors significant experience in managing businesses in the health care, and medical device life science industries. Mr. Shamir has extensive experience in leading the strategic and operational aspects of large and complex, international organizations, with experience in managing manufacturing, research and development, sales and marketing, intellectual property and technology management and international operations. As the President and Chief Executive Officer of Luminex, Mr. Shamir is responsible for management’s execution of operational objectives and serves as an integral connection between the Board of Directors and Luminex’s management team, enabling alignment between the Board’s strategic expectations and the Company’s current and future strategy and operations.

Thomas W. Erickson, age 68. Mr. Erickson has served as a member of the Board of Directors since May 2004. He served as chairman of the board of Western Dental Services, Inc., a dental practice management company, until September 2015. Previously, he served as an interim Chief Executive Officer of Western Dental Services, Inc., chairman of Inmar, Inc., a reverse logistics and revenue recovery company, chairman and interim president of National Medical Health Card Systems, Inc., a pharmacy benefits manager, chairman of the board of PATHCare, Inc., an operator of long term care facilities, chairman of the board of TransHealthcare, Inc., a health care services company, chairman and interim president and chief executive officer of LifeCare Holdings, Inc., an operator of long-term acute care hospitals, and interim president and chief executive officer and director of Omega Healthcare Investors, Inc., a healthcare focused real estate investment trust. Mr. Erickson was also co-founder, president and chief executive officer of CareSelect Group, Inc., a physician practice management company. Mr. Erickson currently serves as a Senior Advisor to Centerbridge Partners, L.P., a private investment management firm, on the board of directors of 3D Systems (“3D Systems”), a provider of 3-D printing, rapid prototyping and manufacturing solutions, and American Renal Holdings, Inc., a national provider of kidney dialysis services. Mr. Erickson holds a Bachelor’s degree from University of Iowa and an M.B.A. from Southern Methodist University.

Mr. Erickson brings to the Board of Directors extensive experience managing and growing healthcare industry companies, as well as significant general experience serving in leadership roles on boards and board committees of other public companies. In addition, Mr. Erickson served as our interim president and chief executive officer from September 2002 until our hiring of our former chief executive officer in May 2004. Through his substantial experience in the healthcare industry, including his service at Luminex and organizations providing healthcare services and delivery, Mr. Erickson offers valuable insight on Luminex and its product offerings from the perspective of healthcare providers.

Class II Directors (term expires 2020)

Dr. Stephen L. Eck, M.D., Ph.D., age 64. Dr. Eck has served as a member of the Board of Directors since March 2016. Dr. Eck most recently served as the President and CEO of Aravive Biologics, an oncology-focused pharmaceutical company, from April 2017 to March 2018. Dr. Eck was previously the Vice President, Oncology Medical Sciences of Astellas Pharma Global Development, a global pharmaceutical company, from 2011 to 2017. Prior to joining Astellas Pharma Global Development, Dr. Eck was the Vice President, Translation Medicine & Pharmacogenomics at Eli Lilly & Co., a global pharmaceutical company, from 2007 to 2011. Dr. Eck holds a B.S. in Chemistry from Kalamazoo College, a Ph.D. in Chemistry from Harvard University and an M.D. from the University of Mississippi.

Dr. Eck brings to the Board of Directors significant directly relevant technical and operational industry experience in the diagnostics industry. Dr. Eck offers substantial experience in managing complex research and development initiatives for large, evolving portfolios of diagnostic and pharmaceutical products, and in securing and maintaining regulatory clearance for such products both domestically and internationally.

Ken Samet, age 60. Mr. Samet has served as a member of the Board of Directors since December 2018. Mr. Samet has served as President and Chief Executive Officer of MedStar Health, Inc., a non-profit healthcare delivery system, since 2008. He previously served as that organization’s Chief Operating Officer from 1998 to 2003 and as President and Chief Operating Officer from 2003 to 2008. From 1990 to 2000, Mr. Samet served as President of MedStar Washington Hospital Center. From the mid-1980s to 1990, he held a variety of leadership positions with the Medlantic Healthcare Group. Mr. Samet served as a director of Catalyst Health Solutions, Inc., from April 2006 to July 2012, and has served as a Director of Cogentix Medical, Inc., since July 2016, and as a Director of Evolent Health, Inc., since September 2015. Mr. Samet received a B.S. in business administration from the Old Dominion University and a Master’s degree in health services administration from the University of Michigan.

Jim D. Kever, age 66. Mr. Kever has served as a member of the Board of Directors since December 1996. He is a founding member of Voyent Partners, L.L.C. (“Voyent”), a private investment company. Mr. Kever served as co-chief executive officer of the transaction services division of WebMD Corporation, a provider of healthcare transaction, information and technology services, from June 2000 to March 2001. From March 1999 through May 2000, Mr. Kever served as chief executive officer of the transaction services division of Quintiles Transnational Corporation, a contract research company providing a wide range of clinical research services for biotech and pharmaceutical clients. From August 1995 through March 1999, Mr. Kever was the president and co-chief executive officer of Envoy Corporation (“Envoy”), a provider of electronic transaction processing services for the healthcare industry. Mr. Kever serves on the board of directors of 3D Systems, and has served as a director of Tyson Foods, Inc. (“Tyson”), a food processing company, ACI Worldwide, Inc., a payment systems company, and Emdeon Corporation, a provider of revenue and payment cycle solutions. Mr. Kever holds a B.S. in business administration from the University of Arkansas and a J.D. from the Vanderbilt University School of Law.

Mr. Kever brings to the Board of Directors extensive experience managing and growing healthcare industry companies. Mr. Kever brings experience in serving on public and private boards. Mr. Kever, through his more recent investment experiences with Voyent, also brings depth of knowledge in managing and growing companies and in capital markets considerations. Mr. Kever also provides continuity to the Board of Directors, given his service on the Board since Luminex’s earliest years of operation.

Class III Directors (term expires 2021)

G. Walter Loewenbaum II, age 74. Mr. Loewenbaum has served as a member of the Board of Directors since May 1995 and as Chairman of the Board of Directors since September 2002. He served as Vice Chairman of the Board of Directors from April 1998 until January 2000. Mr. Loewenbaum also has served as chairman of the board of directors of 3D Systems since September 1999, and was previously chairman of the board of directors of Envoy. He holds a B.A. from the University of North Carolina.

Mr. Loewenbaum became involved with Luminex as an original investor in Luminex prior to our initial public offering. As an investment banker and private equity investor, Mr. Loewenbaum has worked with multiple companies in a variety of different industries at different phases of organizational development, ranging from startup to a publicly traded company. He brings depth of knowledge in serving as chairman for public and private companies, building stockholder value and capital market considerations. Mr. Loewenbaum also provides continuity to the Board of Directors, given his service on the Board since Luminex’s earliest years of operation.

Kevin M. McNamara, age 63. Mr. McNamara has served as a member of the Board of Directors since May 2003. In addition, he provided financial and strategic consulting services to the Company from October 2001 through December 2002. Mr. McNamara is a director of Signify Health (formerly known as Censeo Health LLC), a provider of prospective health risk assessments for health plans and healthcare delivery organizations, where he also served as chief executive officer from February 2015 to June of 2018. Mr. McNamara served as executive vice president, chief financial officer and treasurer of HealthSpring, Inc., a managed care company, from April 2005 through May 2009. Mr. McNamara previously served as chief financial officer and a director of HCCA International, Inc., a healthcare management and recruitment company from October 2002 to April 2005. Mr. McNamara currently serves on the board of directors of Tyson. Mr. McNamara is a Certified Public Accountant (inactive) and holds a B.S. in Accounting from Virginia Commonwealth University and a M.B.A. from the University of Richmond.

Mr. McNamara brings to the Board of Directors extensive financial expertise, experience managing and growing healthcare industry companies, as well as significant general experience serving on boards and board committees of other public companies. Mr. McNamara’s experience overseeing risk assessment, accounting and financial reporting for public and other healthcare companies provides equally valuable experience in his role as chair of our Audit Committee. Mr. McNamara also has experience overseeing public and private capital markets and mergers and acquisitions transactions.

Edward A. Ogunro, Ph.D., age 66. Dr. Ogunro has served as a member of our Board of Directors since May 2009. Dr. Ogunro served as senior vice president, R&D and medical affairs and chief scientific officer at Hospira Inc., a global specialty pharmaceutical and medication delivery company, from April 2004 until December 2007. Prior to Abbott Laboratories’ (“Abbott”), a global, broad-based healthcare company, spin-off of Hospira in 2004, Dr. Ogunro served in a number of leadership positions for over 20 years with Abbott, primarily in Abbott’s Diagnostics Division, and most recently served as corporate vice president, R&D, medical and regulatory affairs in Abbott’s Hospital Products Division. He held numerous other positions with Abbott, including program director for AxSym and divisional vice president for Abbott’s Immunodiagnostics and Chemistry R&D Organization. Dr. Ogunro served on the board of directors of the Myeloproliferative Neoplasms Research Foundation (a not for profit organization). Previously, Dr. Ogunro pursued postdoctoral studies and served as an assistant professor at Northwestern University Medical School in Chicago from 1977 to 1982. Dr. Ogunro holds a B.S. in Physiology and Biochemistry from Reading University and a Ph.D. in Biochemistry from London University.

Dr. Ogunro brings to the Board of Directors significant directly relevant technical and operational industry experience in the diagnostics and medical device industry. Dr. Ogunro has substantial experience in managing complex research and development initiatives for large, evolving portfolios of diagnostic and medical device products, and in securing and maintaining regulatory clearance for such products both domestically and internationally. Dr. Ogunro’s technical background and direct experience with project management is of particular relevance in his role as Chairman of the Strategy and Development Committee and in guiding Luminex in its research and development investments on new products and markets.

Required Vote; Recommendation of the Board

Election of the Class I directors standing for election will be determined by a majority of the votes cast at the Meeting. A majority of the votes cast means that the number of shares voted “for” a nominee exceeds the number of votes “withheld” from such nominee. Abstentions and broker nonvotes are not counted as votes cast with respect to that director and will have no effect on the outcome of the election of directors. For each of the nominees who is an incumbent director (all of the Class I nominees), if a nominee fails to receive “for” votes representing a majority of the votes cast, the director shall promptly tender his resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Nominating and Corporate Governance Committee would then be charged with making a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, and publicly disclose its decision regarding the tendered resignation and the rationale behind its decision. If the Board determines not to accept the resignation of the incumbent director, the incumbent director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

The Board of Directors recommends that stockholders vote FOR the election of each of its nominees for Class I directors.

PROPOSAL 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As described in “Executive and Director Compensation-Compensation Discussion and Analysis” beginning on page 17 of this proxy statement, the Compensation Committee’s goal in setting executive compensation is to provide a compensation program that specifies and rewards executive behavior that is aligned with stockholder interests, effective corporate governance and the successful execution of the Company’s business plan and strategies. Additionally, our executive compensation “clawback” provisions allow the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors are factors considered in all performance and bonus assessments.

Stockholders are urged to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, which describe the compensation of our named executive officers in fiscal 2018. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation objectives and philosophies and in achieving the Company’s goals and that the compensation of our named executive officers in fiscal 2018 reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended and as a matter of good corporate governance, stockholders will be asked at the Meeting to approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Required Vote; Recommendation of the Board

The “say-on-pay” advisory vote requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Meeting.

The Board of Directors recommends that stockholders vote FOR Proposal 2.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company and to perform other accounting services, if appropriate, for the year ending December 31, 2019. Such appointment will be presented to the stockholders for ratification at the Meeting. A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees paid to Ernst & Young LLP for services provided during the years ended December 31, 2018 and 2017 are presented below.

Audit Fees. The aggregate audit fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of management’s report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002 and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings totaled $590,000 for 2018 and $590,000 for 2017.

Audit-Related Fees. The aggregate fees billed to us by Ernst & Young LLP for assurance and related services with regard to the performance of the audit or review of the Company’s consolidated financial statements, and for the review of the Company’s internal controls over financial reporting, not described above under “Audit Fees,” totaled $188,663 for 2018 and $103,950 for 2017.

Tax Fees. The aggregate tax fees billed to us by Ernst & Young LLP for professional services rendered for tax reform analysis, tax compliance, tax advice and tax planning totaled $105,270 for 2018 and $0 for 2017.

All Other Fees. There were no fees billed by Ernst & Young LLP for products or services other than those described above for 2018 and 2017.

The Restated Audit Committee Charter, among other things, requires the Audit Committee to pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. The Audit Committee has adopted a pre-approval policy in order to ensure that the performance of audit and non-audit services by the independent auditor does not impair the auditor’s independence. The policy provides for the general pre-approval of specific types of services, gives guidance to management as to the specific type of services that are eligible for pre-approval and provides cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. Requests or applications to provide services that require separate approval by the Audit Committee are submitted by the Company’s chief financial officer to the Audit Committee and must include a statement as to whether, in the chief financial officer’s view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to one or more of its members who shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All audit related services, tax services and other services provided in 2018 and 2017 were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

Required Vote; Recommendation of the Board

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter.

The Board of Directors recommends that stockholders vote FOR Proposal 3.

 REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

To the Stockholders of Luminex Corporation:

The Board of Directors maintains an Audit Committee comprised of three independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of the SEC and Nasdaq that govern audit committee composition, including the requirement that audit committee members meet the heightened independence requirements as contemplated by the applicable rules of the Nasdaq Global Select Market. The Audit Committee operates under a written charter, which was adopted by the Board of Directors (as amended to date, the “Restated Audit Committee Charter”). A copy of the Restated Audit Committee Charter may be viewed on the “Investor Relations” section of our website at www.luminexcorp.com.

Pursuant to the Restated Audit Committee Charter, the Audit Committee oversees the financial reporting process on behalf of the entire Board of Directors. The Audit Committee is responsible for the appointment, compensation and oversight of the work of Luminex’s independent registered public accountants. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Our independent registered public accountants are responsible for performing an independent audit of Luminex’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles and auditing the effectiveness of Luminex’s internal control over financial reporting and issuing a report thereon. In fulfilling its oversight responsibilities, the Audit Committee reviews and discusses with management and the independent registered public accountants the audited and interim financial statements included in our reports filed with the SEC in advance of the filings of such reports.

The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accountants. Furthermore, the Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 1301, as amended (Communications with Audit Committee).  The Audit Committee has also received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountants’ independence.

The Audit Committee discussed with the independent registered public accountants the overall scope and plans for their audit. The Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examination, their evaluation of Luminex’s internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of Luminex’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Kevin M. McNamara (Chairman)
Robert J. Cresci
Ken Samet

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis is presented in the following order:

Overview of Strategic Business Decisions Impacting Executive Compensation
Key Compensation Actions and Decisions for 2018
Our Approach to Executive Compensation and Our Decision Making Process
Peer Group and Additional Data
Role of the Compensation Committee and its Independence
Role of Management
Role of the Independent Consultant
2018 Executive Compensation Review
Compensation Mix
Base Salary
Annual Cash-Based Incentive Compensation
Long-Term Equity-Based Incentives
Additional Disclosures
Risk Considerations Related To Executive Compensation
2019 - A Preview

Overview of Strategic Business Decisions Impacting Executive Compensation

Over the past several years, the Company has transitioned its focus from being a technology-based tools company to competing as a market-based diagnostic company and has established itself as a market leader in the molecular diagnostic market. Our business with the customers in our Licensed Technology Group (“LTG”) remains an integral element of our strategy with market leading alliances that have established and validated the effectiveness of our technologies across the life science marketplace. To drive our ongoing objectives, we are: (i) focusing on the demands of our key markets, (ii) developing and delivering market leading molecular diagnostic platforms and assays, (iii) developing next generation products that address the unmet needs of our customers, (iv) actively pursuing market opportunities that could accelerate our business strategies, and (v) further investing for growth in our LTG business. In 2018, the Company followed the strategy described above and focused on developing our next generation products, while achieving our major product development, regulatory, and financial milestones for the year. The Company had three product development goals for 2018, which were included as elements of our cash-based incentive compensation program. The first product development goal was to (i) develop a VERIGENE® II System, (ii) have a gastrointestinal assay for the VERIGENE® II System start clinical trial by June 30, 2018, and (iii) have a respiratory assay for the VERIGENE® II System moved into its validation phase by December 31, 2018. The second product development goal was to build and test prototype blades for the VERIGENE II+ and move such blades into development by June 30, 2018. The third product development goal was to complete the system definitions and customer requirements for a new partner-based (LX300) system and move it to development gate review by July 31, 2018. Each of these product development goals was accomplished timely in 2018.

In 2018, we achieved all of our product development goals and exceeded our financial goals. Specifically, we achieved record revenue of $315.8 million and over $30.0 million of operating profit, after adjustments and exclusions for items such as acquisitions, integration, litigation, severance costs as determined by the Compensation Committee and described in further detail below. As discussed below, targeted operational goals and financial goals were the basis for significant portions of performance compensation for our named executive officers in 2018 as well as most of the other employees in the Company to incentivize all employees to achieve these objectives.

During 2018, the Company advanced its transition toward leadership in the molecular diagnostic market by growing sales in our MDx sample to answer portfolio by 34% over the prior year. We also continued our revenue growth in our LTG business. The Company accelerated the inclusion and development of additional sample to answer systems, including the continued expansion of our sample-to-answer product line offerings that provide our customers automated molecular platforms for both syndromic and targeted molecular diagnostic testing. The Company also completed the acquisition of the flow cytometry business from affiliates of Merck KgaA (“Millipore Sigma”) on December 31, 2018 which complemented our multiplex business model by expanding into the flow-cytometry market.

In 2019, we intend to continue to focus on building sustainable stockholder value by (i) fully integrating the new flow cytometry business we acquired from Millipore Sigma into the Luminex business model, leveraging the success of our LTG business and continuing to explore alternatives to enhance growth; (ii) continuing to broaden the menus of our ARIES® and VERIGENE® platforms to further expand market adoption and address market needs; (iii) investigating new technologies to enhance our value proposition; and (iv) utilizing our strong balance sheet to accelerate growth. We are focused on building on our direct sales model and installed base of systems while executing on a market introduction of new products. We anticipate growth will accelerate over time with the expansion of available products, FDA and other clearances for additional systems and assays, and the introduction of new technology. These strategic goals inform the incentives and goals we initiate for our compensation plans, particularly in the near term.

Key Compensation Actions and Decisions for 2018

Based on Company performance and in conjunction with our commitment to focus upon “pay for performance”, provide compensation transparency, and pursue competitive pay practices in our industry, we implemented the following key compensation actions in 2018:

•	We made market based merit adjustments ranging from 4.5% to 6.6%, to our named executive officers’ base salaries, which remained near or below the peer group median.

•
We continued utilization of a financial matrix goal for our annual cash-based incentive compensation plan, based on revenue and operating profit for all plan participants (which goal accounted for 50% of such plan). We established key research and development, departmental and other key project goals for our annual cash-based incentive compensation plan with aggressive timelines to incent timely completion of new products (which goals accounted for 50% of the President and CEO’s and 40% of each of the other named executed officer’s goals for such plan). We paid the President and CEO a total of 135% of his target cash bonus and other named executive officers were paid a total of between 125% and 127.5% of their cash bonuses targets pursuant to our annual cash-based incentive compensation plan and the discretionary bonus for the timely completion of the acquisition of the flow-cytometry assets from Millipore Sigma. This was the result of the Company’s financial and operational performance during the year, including over-achieving the cash incentive plan financial goals for revenue and operating profit, a discretionary bonus in view of the timely completion of the acquisition of the flow-cytometry assets from Millipore Sigma, and the achievement (or with respect to the President and CEO, over-achievement) of project goals.

•
We continue to review the appropriate long-term incentive opportunities for our executive officers in order to best align stockholder and management interests. While considering all strategies, we granted a mix of performance-based stock options (“Performance Options”) and restricted stock (“Restricted Stock”) to our named executive officers in 2018. The Compensation Committee (the “Committee”) granted 50% of the grant date fair value of each named executive officer’s equity compensation award in the form of Restricted Stock vesting ratably over four years with the remaining 50% in the form of Performance Options that vest ratably over four years upon achievement of certain financial targets consistent with the financial goals in the annual cash-based incentive plan. Based on the Company’s financial achievement in 2018, the Performance Options granted in 2018 that remained eligible to vest as of December 31, 2018 were 115% of target. The Committee believes that the Performance Options align executive management directly with stockholders with respect to value creation. The Committee also reviewed overall executive equity positions with respect to promoting management retention, and decided that increasing the portion of the grant date fair value of each named executive officer’s equity compensation award in the form of Restricted Stock from 25% to 50% would best accomplish this purpose. As the employment market continues to expand, including near our Austin, Texas headquarters, and with retirements increasing across the biotech sector, retention of our executive team is a key focus for the Company. Overall, this mix of Performance Options and Restricted Stock was selected as the best approach to align executive management’s interest with the financial interests of our stockholders (because the value of options only increases with an increase in the trading price per share of the Company’s common stock) while providing Restricted Stock to build each executive’s ownership in the Company and encourage retention through meaningful vesting periods. As noted above, both the Performance Options and the Restricted Stock awards vest ratably over four years. The Company continuously evaluates the use and balance of both Restricted Stock and Performance Options as excellent long-term incentives for our executives.

Our Approach to Executive Compensation and Our Decision Making Process

Our approach to compensation is fundamentally defined by our efforts to successfully recruit, retain and motivate our executives toward building a first-class molecular diagnostic and life science company focused on value creation.

We strive to design both our short-term and long-term compensation programs to identify and reward specific executive behavior. We believe doing so ensures the executive’s actions are aligned with the successful execution of the Company’s business plan and strategies to drive stockholder value creation. The Committee has established the following primary objectives in designing and reviewing compensation for our President and CEO and our other named executive officers:

•	Offer competitive and effective total compensation opportunities for executives that enable the Company to attract, reward and retain skilled executives in a competitive recruiting environment;

•
Provide a substantial portion of executive compensation through performance-contingent compensation, where annual incentives are based on achieving new product innovations and certain designated and pre-approved quantitative and qualitative measures of Company performance;

•
Encourage and share superior and sustained corporate performance based on performance measures that create value for stockholders, reward corporate growth and encourage measured and appropriate risk-taking in support of our corporate objectives; and

•
Align the long-term financial interests of our executives with those interests of our stockholders by focusing incentives on long-term equity and performance-based equity awards associated with revenue growth, operating performance and stock price appreciation.

Our core compensation philosophies include the following:

•
Each element of compensation supports our compensation objectives and, when viewed collectively, works to appropriately support all of these objectives. The Committee believes that each element of our compensation program should be designed to simultaneously fulfill one or more of our “compensation objectives” described above, and that each element should work as a whole to appropriately support all of these objectives.

•
Our compensation programs create a management culture that is performance-driven and has a vested interest in increasing stockholder value and the successful execution of our corporate goals and strategies. Our philosophy emphasizes performance-based incentives for our executive officers, in part by having a substantial portion of each executive’s cash compensation contingent upon the successful financial, operating and strategic performance of the Company, as well as upon successful execution of an executive’s unique project and department goals or directives. Performance to Company targets is communicated to employees quarterly. Equity incentives are provided in forms that vest over several years (generally four) and include a meaningful portion that is performance-based and at risk. Such incentives, which directly align with the financial performance of the Company, play a prominent role in our program.

•
Our compensation decisions support the Company’s anticipated growth and executive development. Our compensation policies must primarily be designed to attract and retain the talent needed to support our anticipated growth and increasing operational complexity. Simultaneously, our policies should foster and reward the growth and development, in terms of competency, responsibilities and leadership, of our executive team.

•
Our compensation decisions are flexible to reflect the unique attributes of the Company and the contributions of each executive. The Committee’s compensation philosophy for each executive officer allows for flexibility in assessing the executive’s performance for the prior year, projected role and responsibilities and the executive’s impact on execution of Company strategy and directional changes. The Committee’s compensation philosophy considers external pay practices and competitive market conditions, total cash compensation and relative internal equity positioning, recommendations from our President and CEO and the compensation consultant, and other factors the Committee deems appropriate. Our philosophy also considers an executive’s prior experience and professional status, educational credentials, employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive.

•
Our compensation programs and policies consider external perceptions and “good governance” and should not provide incentives for excessive risk taking for short-term gains. The Committee believes that it is important to undertake a specific review of our compensation programs and policies each year to be sure that they follow “good governance practices” in the Committee’s view and that they do not incentivize excessive or inappropriate risk taking. The Committee has received an annual independent opinion on the foregoing from its compensation consultant, which was affirmed in 2018.

Any decisions regarding executive compensation are based on the above outlined philosophy and objectives. The Committee further relies on market data, industry data, the executive’s prior compensation (including the performance of the Company’s stock price relative to prior equity grants), and prevalence and practices information from our peer group to set relevant compensation amounts consistent with this philosophy.

Peer Group and Additional Data

The factual foundation for the Committee’s deliberations is derived from compensation benchmarking data from (1) publicly-available compensation information of a peer group of companies, and (2) industry-specific compensation survey information. The Committee also relies on the experience of its members, supplemented by the expertise of its independent compensation consultant.

For 2018, the Committee renewed the engagement of the Hay Group, a Korn Ferry Company, as its independent compensation consultant (the “Consultant”).  In this capacity, the Consultant assisted the Committee by developing an appropriate peer group of companies, providing additional survey data as applicable and providing guidance with respect to compensation decisions that align with our overarching compensation philosophy and strategy.

When reviewing and selecting our peer group, the Committee targeted publicly-traded, U.S. based companies from the biotechnology and medical technology industries (including research, medical device and molecular diagnostic). The review and selection process was conducted by the Committee with the assistance of its Consultant using the following steps:

1.	Review all companies which have the same four digit Global Industry Classification Standard code (“GICS Code”) as Luminex;

2.	Refine the list of companies with the same GICS Code based on market capitalization, revenue, net income and number of employees in a general comparison range of 0.5 times to 3 times that of Luminex;

3.	Consider the aggregate average of the financial criteria set forth in step 2 above of the entire peer group and refine the list of companies accordingly;

4.	Establish the peer group based on the outcome of the previous steps and review it with the President and CEO; and

5.	Review the comparative compensation data for the new peer group provided by the Consultant.

Selecting our peer group involves reviewing the previous year’s peer group to insure each peer is still an appropriate comparator to the Company and removing any company that is no longer in existence or whose viability for inclusion no longer applies, while adding appropriate peers to maintain a large enough group for valid and appropriate comparison.  After completing the review described above and with the advice of its Consultant, the Committee determined to remove Abaxis, Inc. and Albany Molecular Research from the peer group because each were acquired by other entities in 2018. The Consultant suggested adding both Exact Sciences Corporation and Natera, Inc. to the peer group because they are both publicly-traded diagnostic companies with whom we compete.

The following table illustrates the 15 companies included in the Company’s peer group for 2018:

Accelerate Diagnostics, Inc.	AXDX	Meridian Bioscience, Inc.	VIVO
Array Biopharma, Inc.	ARRY	Myriad Genetics, Inc.	MYGN
Bio-Techne Corporation	TECH	Natera, Inc.	NTRA
Cambrex Corporation	CBM	NeoGenomics, Inc.	NEO
Endologix, Inc.	ELGX	Qiagen N.V.	QGEN
Exact Sciences Corporation	EXAS	Quidel Corporation	QDEL
GenMark Diagnostics, Inc.	GNMK	Pacific Biosciences of California, Inc.	PACB
Genomic Health, Inc.	GHDX

In addition to the compensation-related information obtained from the public filings of the above peer group companies, the Committee also uses the Radford Global Life Sciences Survey as a source of additional compensation data. The Committee then uses these two sources, along with input from its Consultant, to benchmark levels of compensation for our named executive officers. We refer to these benchmarks to target market-competitive compensation and support our compensation related decision making. Our benchmark for base salary is to be generally competitive with market pay levels, usually defined as between the 25th percentile and the 75th percentile of our peer group, depending on experience and other factors relevant to the individual executive and requirements of the specific position. The Committee’s desire is to provide total short-term cash opportunities near the peer group median (50th percentile) for achieving targeted annual goals, but allow for potential upside generally near the 75th percentile upon exceeding performance goals approved by the Committee. The Committee also targets total potential compensation opportunities (including equity awards) with a potential upside that generally falls between the 50th and the 75th percentiles of our peer group, provided the Company and the executive deliver superior performance. Individual total salaries of the named executives may vary based on such factors as areas of responsibility, size of comparison companies, specific local market factors, experience and performance.

Role of the Compensation Committee and its Independence

All members of our Committee are independent pursuant to the applicable requirements of the Nasdaq Global Select Market and the SEC. The Consultant to the Committee meets the SEC’s requirements for independence. Hay Group, a Korn Ferry Company, did not have a prior relationship with management or any members of our Board. A summary of the Committee’s role and responsibilities can be found under the heading “Compensation Committee” in this proxy statement. The Committee is primarily charged with assessing the appropriateness and effectiveness of our compensation programs. Its key responsibilities in this regard include:

•
To review and approve goals and objectives, evaluate the President and CEO’s performance in light of these goals and objectives, and approve the President and CEO’s compensation based on this evaluation. This review is handled in private Committee sessions, and the Committee considers input from various sources, including from the Consultant, and, where appropriate, from management.

•
To review and approve the compensation (including performance-based award opportunities and objectives and any discretionary bonus opportunities) for all named executive officers based in part on an evaluation of the officers’ performance in light of applicable performance goals and objectives.

•
To review and approve management incentive plans, broad-based, long-term equity-based compensation programs and any executive benefit programs (not applicable to employees generally) for executive and non-executive officers.

•	To review the Company’s risk management policies and procedures as they relate to compensation practices and policies for executives and all other key employees.

Role of Management

The Committee obtains input and recommendations on executive performance and compensation from the President and CEO. The Committee also works with select executives of the Company to obtain information and materials relevant in setting compensation and engages in discussions with management related to various financial matters (usually from the Chief Financial Officer), human resources matters (usually from the Senior Vice President, Human Resources), legal matters (usually from the General Counsel) and other matters, as needed.

Role of the Independent Consultant

The Committee is authorized to select and retain its own independent compensation consultant and engaged the Hay Group, a Korn Ferry Company, to provide independent compensation advice, perspective and data for 2018 executive and director compensation. The Consultant annually assesses our compensation program’s potential for risk and its competitiveness relative to our industry and our peers. While the Consultant works and interacts with management to gather information and develop recommendations for the Committee, there is no equivocation in the role of the Consultant as an independent advisor to the Committee. Except for the required and limited coordination with management in connection with the Consultant’s work for the Committee, the Consultant did not provide any services to the Company and was not paid for consulting services to the Company other than for those related to work for the Committee. The Committee annually reviews the independence of the Consultant as part of its standard governance practices. The Consultant is engaged by and reports directly to the Committee for matters of executive and director compensation. Based on the foregoing and, in part, on policies and procedures implemented by the Consultant to ensure objectivity, the Committee believes the consulting advice it receives from the Consultant is objective.

2018 Executive Compensation Review

Our “named executive officers” for 2018 consisted of: Nachum “Homi” Shamir, President and CEO; Harriss T. Currie, Chief Financial Officer, Senior Vice President, Finance and Treasurer; Richard W. Rew II, Senior Vice President, General Counsel and Corporate Secretary; Todd C. Bennett, Senior Vice President, Global Sales and Customer Operations; and Randall J. Myers, Senior Vice President, Global Manufacturing and Quality.

As stated above, our executive compensation program consists of three primary components: base salary, annual cash-based incentives, and long-term equity incentives.

Compensation Mix

The Committee has determined, along with the assistance of the Consultant, that generally at least 50% of a named executive officer’s total compensation should be at risk and performance-based and delivered primarily through equity-based compensation. The Committee believes that base cash compensation and annual cash incentive plan target opportunities should comprise less than approximately 50% of the President and CEO’s total compensation and less than approximately 70% of the total compensation for other named executive officers.

The Company and Committee believe that a significant portion of an executive’s total cash compensation should be linked to the Company’s operating performance and to the successful completion of select development and/or leadership goals, which contribute to the strategic and growth objectives of the Company. As a result, we believe that approximately 20% of an executive’s total compensation should be allocated to short-term (annual) performance cash bonus opportunities. This reflects our desire to reward and encourage the achievement of key business objectives, such as revenue and operating profit targets and research, development and regulatory approval goals, which should also benefit our stockholders.

The Company and the Committee believe that the grant date fair value of the equity component should generally be 50% to 80% of total compensation for the President and CEO, and should range generally from 30% to 60% for the other named executive officers. The Committee believes our strong emphasis on various forms of equity, including the use of both restricted stock and stock options at different times, helps to promote retention and appropriately focuses our executives on long-term performance, share ownership and value creation for the stockholders.

As with our use of peer group benchmarks, our targeted compensation “mix” thresholds are only intended to be reference points for a total compensation package that is designed to recruit and retain the appropriate executives to drive performance that, in turn, increases stockholder value.

Base Salary

The primary goal for base salary is to be market competitive and to compensate an executive’s short-term contributions, as well as to provide current financial stability to the executive. The initial base compensation for each of our named executive officers was established by the terms of his or her applicable employment agreement negotiated at the time of hire or promotion, generally considering the median and targeting base salaries between the 25th and 75th percentile for our peer group, subject to adjustment based on experience level, geography, hiring conditions at the time of on-boarding, and other relevant considerations. The Committee reviews base salaries annually and considers recent performance, increase or decrease in responsibilities, internal pay equity, market pay practices, impact of base salary on short-term annual incentive opportunities, general affordability based on business results, and the recommendation of the President and CEO.

The Committee reviews the base salary for our President and CEO in collaboration with our Executive Committee and the Consultant on an annual basis. In 2017, the Committee increased the President and CEO’s base salary by 4.9% to $680,000 based on performance and market pay practices. In 2018, the Committee increased the President and CEO’s base salary by 6.6% to $725,000 based on performance and market pay practices.

Base salaries for the other named executive officers are reviewed annually with the Consultant and the President and CEO, who then makes recommendations to the Committee. Any changes are discussed and ultimately approved by the Committee. Named executive officers received market and performance based merit increases for 2018 that ranged from a 4.5% to 4.8% increase to the named executive officer’s 2017 base salary.

The 2017 and 2018 base salaries for our named executive officers were as follows:

	2017 Base Salary	2018 Base Salary
Nachum Shamir	$680,000	$725,000
Harriss T. Currie	$403,000	$421,000
Richard W. Rew	$353,000	$370,000
Todd C. Bennett	$325,000	$340,000
Randall Myers	$315,000	$330,000

Annual Cash-Based Incentive Compensation

Consistent with our philosophy of linking compensation with Company performance, we provide our named executive officers a market competitive performance-based annual incentive opportunity. We determine market competitiveness by reviewing the peer group data provided by the Consultant and determine award opportunities based on such data, as well as the performance criteria set for such award opportunities. Performance criteria pursuant to the 2018 annual incentive opportunity were determined based upon the achievement of a specific Company performance objective (“Company Financial Goal”); as well as research and development, departmental and other project goals (“Key Objectives”); and some executives had leadership goals (“Leadership Goals”). Our annual incentive program is designed to focus our executives on organizational priorities and performance, including accomplishing financial goals and organizational strategies. While certain goals and objectives can be measured objectively, others, such as Leadership Goals, may involve qualitative, subjective assessment that will ultimately be left to the Committee, based primarily on recommendations of our President and CEO. Our President and CEO recommends performance goals to the Committee, which are then reviewed and modified or approved in the Committee’s sole discretion. Pursuant to our incentive plans, these goals may be adjusted during the year for litigation or claim judgments or settlements and certain other extraordinary non-recurring items or changes in business or priorities.

The Committee maintained the target performance bonus opportunities (expressed as a percentage of base salary earned in the applicable calendar year) for 2018 consistent with 2017, without consideration of the Millipore Sigma discretionary bonus noted above. The Company Financial Goal includes interdependent financial metrics that align operating profit and revenue targets. The Committee adjusted the weight and scope of various Key Objectives to reflect updates to our business development plan, our strategic objectives and other initiatives. With respect to the President and CEO, there continued to be a focus on Key Objectives, which resulted in additional over-achievement opportunity with respect to exceeding such Key Objectives. This was done to help align the Company’s strategic focus on new products to drive future product and revenue growth.

Target incentive amounts, expressed as a percentage of base salary earned in 2018 (as in 2017), were 100% for the President and CEO, 55% for the Senior Vice President and Chief Financial Officer and 50% for each other named executive officer, as set forth in each such executive’s employment agreement. The Company’s named executive officers would not be eligible for any annual bonus payment, regardless of the independent achievement of the established Company Financial Goal, Key Objectives and Leadership Goals, if the Company’s total consolidated revenue failed to exceed a threshold approved by the Committee of $310 million for 2018.

As previously discussed, during 2018, the Company acquired the flow cytometry business from Millipore Sigma. This acquisition was critical to expanding our position in the multiplex research market and provided an additional source of revenue and growth for the Company. The successful closing and immediate integration of this business was a significant achievement. The Committee took this achievement into account when analyzing the achievement of the 2018 annual incentive opportunity for each named executive officer and utilized its discretion to increase the amount of each executive’s bonus payout by 20% of such executives applicable target performance opportunity which equates to an approximate 4% increase in total compensation.

Based on the above, annual bonuses earned and paid for 2018 ranged from 125% to 127.5% of target for the named executive officers other than the President and CEO and 135% of target for the President and CEO. This reflected the overachievement of the Company Financial Goal, achievement of the majority of the Key Objectives applicable to each participant, the performance by each participant of his respective Leadership Goals and Key Objectives that vary by participant, and an additional discretionary bonus equal to 20% of such executive’s annual target which was awarded for the completion of the acquisition of the flow-cytometry business from Millipore Sigma (“Flow Cytometry Bonus”).

2018 Annual Incentive Cash Awards for Named Executive Officers Other than the President and CEO. The Committee approved 2018 performance award opportunities based upon achievement of the Company Financial Goal as well as specific Key Objectives and Leadership Goals. For named executive officers (other than the President and CEO), the total target awards under the performance-based cash bonus plan were weighted 50% for the achievement of the Company Financial Goal, 20% for the achievement of Key Objectives applicable to each participant, 20-30% for the achievement of Key Objectives that vary by participant and 0-10% for the achievement of Leadership Goals.

The Company Financial Goal was subject to an over/underachievement scale with possible payouts of 0% to 200% of the target bonus based on financial results in relation to the applicable performance targets, with minimum payouts starting at 30% payout of the target value for the Company Financial Goal for minimum threshold performance. Achievement is subject to adjustments and exclusions for items such as acquisitions, integration, litigation, severance costs as determined by the Committee upon the recommendation of the CEO or other factors deemed appropriate by the Committee. In 2018, the Company achieved 115% of the adjusted Company Financial Goal by achieving revenue in excess of $315.5 million and pro forma operating profit in excess of $30 million. Pro forma operating profit was calculated by adjusting Income from Operations of $27.85 million by $2.7 million for acquisition related costs, $0.4 million for severance costs and $0.1 million for litigation costs. This financial measure differs from the financial measures we prepare in accordance with GAAP and should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

See the matrix below which demonstrates the applicable interdependent performance hurdles and actual achievement of the Company Financial Goal:

Key Objectives and Leadership Goals for the named executive officers (other than the President and CEO) were not subject to an overachievement scale. The three product development Key Objectives were the same for each named executive officer. The first product development goal was to (i) develop a VERIGENE® II System, (ii) have a gastrointestinal assay for the VERIGENE® II System start a clinical trial by June 30, 2018, and (iii) have a respiratory assay for the VERIGENE® II System moved into its validation phase by December 31, 2018. The second product development goal was to build and test prototype blades for the VERIENE II+ and move such blades into development by June 30, 2018. The third product development goal was to complete the system definitions and customer requirements for a new partner-based (LX300) system and move it to development gate review by July 31, 2018. Each of these product development goals was accomplished timely in 2018. The weight of other specific components of the Key Objectives varied for each executive taking into account, among other factors, responsibilities, and other strategic initiatives in which an executive may be involved. The Leadership Goal, which is a subjective goal to be evaluated in the discretion of the Committee, with input from the President and CEO, was weighted at 0% to 10% and was eligible for 0% to 10% achievement. Mr. Currie received 47.5% of the 50% eligible and Mr. Rew, Mr. Bennett and Mr. Meyers achieved the full 50% with respect to the Key Objectives and Leadership Goals.

Total annual cash performance awards could range from 0% to a maximum of 150% of the target bonus (which equaled 55% for the Chief Financial Officer and 50% of each named executive officer’s earned base salary during 2018 other than the President and CEO). The 55% and 50% targets were determined both by reference to peer group data and by the applicable employment agreement for each such named executive officer. For 2018, payments pursuant to the annual incentive plan for our named executive officers other than our President and CEO ranged from 125% of target for Mr. Currie to 127.5% of target for Messrs. Meyers, Rew and Bennett.

The total 2018 annual cash incentive award achievement for our named executive officers were as follows:

	Position	Target Bonus	Achieved	Cash Payout	Flow Cytometry Bonus	Total 2018 Bonus
Nachum Shamir	President & CEO	100%	115%	$820,813	$142,750	$963,563
Harriss Currie	SVP Finance, CFO	55%	105%	$240,529	$45,815	$286,344
Richard Rew	SVP General Counsel & Corporate Secretary	50%	107.5%	$196,591	$36,575	$233,166
Todd Bennett	SVP Global Sales & Customer Operations	50%	107.5%	$180,734	$33,625	$214,359
Randall Myers	SVP Global Manufacturing Operations & Quality	50%	107.5%	$175,359	$32,625	$207,984
2018 Annual Incentive Cash Award for our President and CEO. The Committee believes that a significant portion of the President and CEO’s total cash compensation should be linked to the Company’s operating performance and research and development projects that contribute to our strategic growth and profitability objectives. Accordingly, the Committee approved cash-based performance award opportunities for our President and CEO that were based 50% upon achievement of the Company Financial Goal described above and 50% on Key Objectives. The Key Objectives applicable to our President and CEO focused on our future development of products. Such Key Objectives were:

I.	VERIGENE® II System and GI Assay must be in clinical trial by June 30, 2018 and VERIGENE II RP Assay must be in validation by December 31, 2018.
(i)Eligible for 50% if only one of the above is achieved.
(ii)Eligible for 100% if both of the above are achieved.
(iii)Eligible for 150% if the Blood Culture Assay for VERIGENE II is moved to verification in addition to the above by the end of 2018.
(iv)Eligible for 200% if at least one additional assay, such as ARIES® Factor II/V, ARIES® MRSA or VERIGENE® II GI Assay, is submitted to the FDA.

II.	VERIGENE® II+ Build &Test Prototype Blades and System into development by June 30, 2018.
(i)Eligible for 50% if achieved by July 31, 2018.
(ii)Eligible for 100% if both of the above are achieved by June 30, 2018.
(iii)Eligible for 150% if the system alpha design review passed by December 31, 2018, with a limited number of addressable issues locking down the design specifications.
(iv)Eligible for 200% if the system alpha blade was built and running by December 31, 2018.

III.
Product development of a new research system for our partnership business by evaluating the various options and move one to development, including system definition and customer requirements and make a decision on the goal by July 31, 2018.

(i)Eligible for 50% if only one of the above achieved by the timelines provided.
(ii)Eligible for 100% for full achievement.
(iii)Eligible for 150% if a functional prototype which is complete with hardware, optics and internal software and also including some wet analytics with mock samples are complete by September 30, 2018.
(iv)Eligible for 200% if in addition the system alpha design review is accomplished by and able to lock down the design specifications by the end of 2018.

IV.	Improvement of customer responsiveness by implementation of the following:
VERIGENE I Assays: 95% of all assay shipments within 3 days of order by September 30, 2018;
VERIGENE I Instruments: Consistently establish production, with a minimum of one quarter of inventory available against forecast by December 31, 2018; and
Cystic Fibrosis Assay: Repeatable execution of assay production with minimum of one quarter of inventory against forecast by September 30, 2018.
(i)Eligible for 50% if only two are achieved.
(ii)Eligible for 100% for full achievement.
(iii)Eligible for 150% if the top line capacity of VERIGENE I Assays are driven from 10,000 to 18,000 kits per quarter in anticipation of 2019 flu season, by December 31, 2018.
(iv)Eligible for 200% if the VERIGENE I instruments goal is completed by September 30, 2018.

These goals were designed to promote product development necessary to drive the future success of the Company. The target bonus for our President and CEO remained at 100% of his 2018 earned base salary. Though the Committee evaluates peer group and other market data when setting our President and CEO’s target bonus opportunity and while the overall target annual cash incentive award benchmark is the market median, the target percentage of our President and CEO’s annual bonus opportunity is also provided for in his employment agreement.

As with our other named executive officers, the Company Financial Goal for our President and CEO was subject to an over/underachievement scale with possible payouts of 0% to 200% of the target bonus based on financial results in relation to the applicable performance targets, with minimum payouts starting at 30% of the target value for the Company Financial Goal for minimum threshold performance. Key Objectives also qualified for an over/underachievement scale based on the specific timelines and number of products developed as described above. The President and CEO’s maximum bonus potential for 2018 was 200% of his target bonus amount. As discussed above, in 2018, the Company achieved 115% of the adjusted Company Financial Goal, which made up 50% of his target bonus.  With respect to the Key Objectives, certain of the goals were over-achieved and others were achieved at 100%. In addition, the Committee elected to award a discretionary bonus of 20% of the President and CEO’s target performance opportunity for the completion of the acquisition of the flow cytometry assets from Millipore Sigma. This resulted in a total payout of 135% of the target bonus for our President and CEO for 2018, or $963,563. The achievement of the Company Financial Goal and Key Objectives applicable to our President and CEO were as follows:

Goal	% Weight	Results	% Achieved
Company Financial Goal	50%	Achieved 115%	57.5%
VERIGENE® II System and GI Assay must be in clinical trial by June 30, 2018 and VERIGENE II RP Assay must be in validation by December 31, 2018.	25%	The VERIGENE® II System and GI Assay were both achieved by the respective deadlines but overachievement goals were not achieved within the required timeline.	25%
VERIGENE® II+ Build &Test Prototype Blades and System into development by June 30, 2018.	5%	VERIGENE® II+ Build &Test Prototype Blades and System were moved into development by June 30, 2018 and the system alpha design review passed by December 31, 2018, with a limited number of addressable issues locking down the design specifications for 150% achievement of this goal.	7.5%
Product development of a new research system for our partnership business by evaluating the various options and move one to development, including system definition and customer requirements and make a decision on the goal by July 31, 2018.	10%	New product development for a new research platform was evaluated and moved into development, with the decision made by July 31, 2018. Also achieved the development of a functional prototype which was complete with hardware, optics and internal software and also including some wet analytics with mock samples are complete by September 30, 2018 for 150% achievement of the goal.	15%
Improvement of customer responsiveness by implementation of the following: VERIGENE I Assays: 95% of all assay shipments within 3 days of order by September 30, 2018; VERIGENE I Instruments: Consistently establish production, with a minimum of one quarter of inventory available against forecast by December 31, 2018; and Cystic Fibrosis Assay: Repeatable execution of assay production with minimum of one quarter of inventory against forecast by September 30, 2018.	10%	Improvement of customer responsiveness was achieved in all areas at the 100% level.	10%
	100%	Total Achieved:	115%

Long-Term Equity-Based Incentives
To continue to align the long-term interests of the named executive officers with those of the stockholders, in 2018 the Committee determined to grant fifty percent (50%) of the grant date fair value of the long-term equity incentive opportunities in the form of performance based stock options which vest over four years based on achievement of certain operating profit and revenue targets in 2018 as Performance Options. To help ensure retention of executives, in 2018 the Company granted the remaining (50%) grant date fair value of the equity grant by the use of Restricted Stock which vests solely upon the passage of time (25% per year for four years). The Committee believes that the use of performance-based equity is critical for the continued alignment of the executive’s rewards and creation of value for our stockholders. The ultimate number of Performance Options eligible to vest is determined based on achievement of the adjusted Company Financial Goal that is used for the annual cash-based incentive goal described above. Similar to the annual cash-based incentive, if the Company failed to meet the threshold performance for the performance period, no Performance Options would be eligible to vest. Minimum achievement for minimum threshold performance starts at 30% of the target value for the Company Financial Goal. If the Company’s performance exceeds the target performance, the recipient may be eligible to receive additional Performance Options above the target number, subject to a maximum of 200% of the target award. The Performance Options that remain eligible to vest after the determination date vest 25% on each of the first four anniversaries of the grant date. As noted above, in 2018, the Company Financial Goal was achieved at 115% of target, so the number of Performance Options that were eligible to vest were 115% of the number of target Performance Options granted. The Committee historically utilized a combination of restricted stock and stock options, except in 2014 where it granted only restricted stock and in 2015 and 2016 where only stock options were provided. The primary purpose for the shift to options in 2015 and for including Performance Options in 2017 and 2018 was to continue to encourage our executives to lead the Company to continued profitable growth, better align our executives with the interest of the stockholders and to put a significant amount of equity compensation at risk. However, as noted above, in 2017, the Company reintroduced the use of Restricted Stock to encourage retention in a very tight labor market, and after review of vested and unvested equity holdings of the executive team. The Committee continued the use of restricted stock in 2018 due to the continuation of the very tight labor market. The Committee believes this use of equity balances appropriately with competitive base salaries and annual performance-based cash bonus opportunities. The annual goals contemplated by the annual cash-based incentive program and the Performance Options focus management on the shorter term objectives, while the time-vesting component of the Performance Options (which only have value if the Company’s share price increases) and the use of Restricted Stock provide a longer term incentive and alignment with stockholder interest as both the Restricted Stock and Performance Options vest over four years from the initial grant date. The Committee believes the four-year vesting is comparable to the practices of its peer group with respect to equity awards and that such vesting aids in retention of executives.
The Committee makes annual equity awards based on a target dollar amount. While this results in uncertain share usage, it results in a predictable expense for the Company and allows the Committee to tailor the value of the awards more precisely to reflect the Company’s business direction, compensation philosophies, objectives and design. The Committee determines the target dollar amount for stock-based awards to the executive officers on a discretionary basis and takes into account, among other factors, the recommendations of the President and CEO, and the Consultant, together with our compensation peer data, individual accomplishments, importance of retention, prior equity grants and current equity holdings, burn rates, seniority and internal pay equity considerations.
The actual number of shares of common stock subject to an option granted is determined by dividing the dollar amount allocated to the grant by the Black Scholes value of the shares on the date of grant. The Committee has not applied a discount to the value of these shares to reflect the forfeiture restrictions associated with service-based vesting. The Performance Options are exercisable into shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the grant date (March 12, 2018) and expire seven years from the date of grant.
Each of the named executive officers, excluding the President and CEO, was granted equity awards with target grant date fair market values between $365,000 and $465,000. Mr. Shamir, our President and CEO, was granted an equity award with a target grant date fair market value of $2,000,000.

The target grant date fair market values of the equity grants for our named executive officers in 2017 and 2018 were as follows:

	2017 Target Grant Date Fair Value of Performance Option and Restricted Stock Grants (1)	2018 Target Grant Date Fair Value of Performance Option and Restricted Stock Grants (2)
Nachum Shamir	$2,000,000	$2,000,000
Harriss T. Currie	$450,000	$465,000
Richard W. Rew	$350,000	$365,000
Todd Bennett	$350,000	$365,000
Randall Myers	$350,000	$365,000

(1)	75% of such target grant date fair value was granted in the form of Performance Options with the remaining 25% of such target grant date fair value granted in the form of Restricted Stock.

(2)	50% of such target grant date fair value was granted in the form of Performance Options and 50% of such target grant date fair value was granted in the form of Restricted Stock.

Accordingly, the number of shares subject to Performance Options as determined by Black Scholes calculations (both at target and actual performance) granted to our named executive officers in 2018 were as follows:

	Performance Option Shares (at target performance)	Performance Option Shares (at maximum performance - 200%)	Performance Option Shares Awarded and Eligible to Vest (at actual performance - 115%)
Nachum Shamir	122,448	244,896	140,815
Harriss T. Currie	28,469	56,938	32,739
Richard W. Rew	22,346	44,692	25,697
Todd Bennett	22,346	44,692	25,697
Randall Myers	22,346	44,692	25,697

(1)
Each Performance Option is exercisable into shares of the Company’s common stock with an exercise price of $21.98, the closing price of the Company’s common stock on the Nasdaq Global Select Market on the grant date (March 12, 2018).

Except with respect to new hires or promotions, the Committee generally determines annual executive equity compensation awards each year in the first quarter and no earlier than the meeting in which the Committee approves the prior year’s annual performance bonuses. This allows the Committee to assess the prior year’s total compensation and performance when considering current year grants. In the event of a “new hire,” “promotional” or other ad hoc equity award, that equity award will not be approved except at a meeting of the Committee and it will be effective on the later of (i) the first trading day of the month that immediately follows the month in which the start date, promotion or other event triggering of an ad hoc award occurs or (ii) the first trading day of the month that immediately follows the month in which the Committee approves the award. The per share exercise price of an option award will be based on the closing price of the Company’s common stock on the Nasdaq Global Select Market on the applicable effective date. This policy applies to awards to all eligible employees, not just our executive officers. The Committee may make an exception to the general policies above when it determines an exception is in the best interest of the Company and based on the recommendation of our President and CEO.

Additional Disclosures

Pay for Performance Alignment. We strive to achieve a mix of compensation that reflects our desire to focus executives on long-term performance and value creation for stockholders while rewarding and encouraging achievement of short-term business objectives and performance, which also benefits our stockholders. To achieve this, a significant portion of the total target compensation for our named executive officers for 2018 was performance-based or at-risk. The Company’s belief in performance-contingent compensation is clearly reflected in the payouts (between 105% and 145%) under the annual performance-based cash awards over the last five years and the utilization of Performance Options as a strong component in our equity program. The Committee and the full Board believe that Performance Options properly align the interests of the stockholders with executive compensation—as there is no reward to the executives without an increase in market value of our stock as reflected in per share value.

2018 President and CEO Pay Ratio. Pursuant to the rules previously adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are including the ratio of the total annual compensation of our President and CEO as compared to the median of the total taxable compensation of all of our employees. As per the calculation required by Dodd-Frank, we identified the median of the total annual compensation paid to all of our other employees by examining the 2018 total taxable compensation for all individuals, excluding our President and CEO, as of the last day of our payroll year, December 31, 2018 (whether such employees were employed on a full-time, part-time, seasonal or limited assignment basis). For such employees, we did not make any adjustments, assumptions or estimates with respect to their total taxable compensation and we did not annualize the compensation for any employees who were not employed by Luminex for all of 2018. For such employees (excluding the President and CEO), we included all taxable compensation, including but not limited to base salary, bonuses, commissions, equity (if taxable) and overtime where applicable. We included all employees located in the United States as well as our international locations for purposes of our calculation. We utilized the same rolling currency conversion method provided in previous expense disclosures in our Annual Report on Form 10-K, that was filed with the SEC on February 26, 2019.

Upon a full review, the pay ratio of the 2018 total compensation of the President and CEO per the Summary Compensation table to that of the taxable earnings of the median employee is $3,689,540 to $71,543 or 52 times greater than the taxable earnings paid to the employee at the median of all employees for 2018. Based on our industry and the wide range of positions, from entry level manufacturing positions to executives, we believe that our pay ratio is appropriate.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total taxable compensation allow companies to adopt a variety of methodologies to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2018 “Say on Pay” Advisory Vote. The Company provided stockholders a “say on pay” advisory vote on its executive compensation at our 2018 Annual Meeting of Stockholders. Stockholders supported the compensation of our named executive officers, with over 98% of the votes cast for approval of the “say on pay” advisory vote. The Committee is very pleased with the confidence provided by the stockholders and believes it reflects in part the changes the Committee made to our executive compensation program and policies over the past few years and in response to feedback received from the Company’s stockholders. The Committee continues to work with the Consultant to ensure the declared stockholder confidence in our pay practices continues in 2019 and beyond. The Committee evaluated the results of the 2018 advisory vote and considered many other factors in evaluating the Company’s executive compensation program as discussed in this Compensation Discussion and Analysis. While all factors bore on the Committee’s decision regarding our named executive officer compensation, in light of the substantial support expressed by our stockholders for our compensation program, the Committee did not make any changes to our executive compensation program and policies as a direct result of the 2018 “say on pay” advisory vote. See “2019 - A Preview” below.

Merit Increases. The President and CEO’s and Committee’s determination as to merit-based salary increases is based on both the prior year’s performance of the executive and the Company’s performance for the stockholders.

Market Adjustments. With input from the Consultant, the Committee and the President and CEO review market data annually to determine if any market adjustments should be provided for retention of key executives.

Ongoing succession planning. The Committee, in conjunction with the full Board, engages in in-depth discussions regarding succession planning and talent development of our President and CEO and other critical executives.

No Excise Tax Gross-Ups for On-going Payments. We have no tax gross-up provisions in any of our employment agreements or incentive plans for on-going payments.

Incentive Programs or Other Long-Term Incentive Plans. We do not have any multi-year cash incentive programs for named executive officers, nor do we have any guaranteed incentive payments or longer term incentive plans.

No Option Repricing. Our equity incentive plan does not permit repricing of stock options or canceling underwater stock options in exchange for cash or another award without the consent of our stockholders.

Double Trigger Change in Control Protection in President and CEO’s and Other named Executive Officers’ Employment Agreements. The employment agreements of our President and CEO and for each of our other named executive officers except for our Senior Vice President and Chief Financial Officer, require the termination of employment by the Company in addition to a change in control of the Company before change in control payments are triggered.

Change of Control and Employment Agreements. We believe that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in our executive recruiting and retention efforts. We also believe that a change in control arrangement will provide an executive with security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. Finally, we believe formalized severance and change in control arrangements are common benefits offered by employers competing for similar executive talent. While the Committee reviews this information as part of its annual review of total executive compensation (including contingent compensation), we do not typically consider the value of potential severance and change in control payments when assessing annual compensation as these payouts are contingent and have a primary purpose unrelated to ordinary compensation matters and objectives. The Committee generally assesses these potential payouts in view of their reasonableness and periodically in light of competitive market conditions or in respect of internal equity considerations.

Our employment agreements generally provide for severance payments (including premiums for certain continuing health, retirement and insurance benefits) where the executive is terminated without “cause” (including the Company’s failure to renew the employment agreement) or as a result of incapacity or death, or if the executive resigns for “good reason.” Although the definitions may vary slightly across these agreements, “good reason” generally means certain demotions in responsibilities or title, decreases in compensation, the Company’s continued material breach of the employment agreement and/or employee relocation requirements, while “cause” typically means failure to perform the duties outlined in the executive’s employment agreement, conduct likely to cause injury to the Company, conviction of a felony or a criminal act involving moral turpitude, violation of a Company policy or a breach of the executive’s employment agreement (or, with respect to the Senior Vice President and Chief Financial Officer, a material fraud by him upon the Company or his continued material breach of his employment agreement).

Severance generally consists of an amount equal to the executive’s base salary at the highest rate in effect for the six-month period prior to termination and the prior year’s bonus amount. Mr. Shamir’s agreement was amended on March 27, 2017 to increase his severance if he is terminated within six months of the occurrence of a change in control to 150% of (i) his base salary at the highest rate in effect for the six month period prior to the change of control and (ii) his prior year’s bonus amount. In addition, health or other employee benefits (other than bonus and incentive compensation benefits) for the executive (and the executive’s family) generally continue for a period of 12 months following an executive’s termination to the extent permitted by the applicable plans and law. In addition, to the extent permitted by applicable law, Mr. Shamir is entitled to a lump sum amount equal to (a) the Company’s annual cost for Mr. Shamir’s disability and life insurance in effect on the date of termination as well as (b) the prior year’s 401(k) plan contributions paid for the benefit of the President and CEO. If the termination occurs other than for cause or voluntary termination, Mr. Shamir is entitled to additional severance in an amount equal to the prorated portion of the current year bonus to the extent the performance measures are achieved.

Except for the lump sum amount described above for Mr. Shamir, the severance payments are paid in semi-monthly installments for a period of 12 months following the date of termination. In the event that an executive’s employment is terminated (by the Company, with respect to Messrs. Shamir, Rew, Bennett and Myers) within six months of the occurrence of a change in control of the Company, in lieu of the severance compensation described above, Luminex must pay the executive’s prior year’s bonus amount and base salary at the highest rate in effect during the six months immediately prior to the change in control through the date of termination, in lump sum within three business days of the date of termination. Mr. Shamir is also entitled to an amount equal to the prorated portion of his current-year bonus to the extent the associated performance measures are achieved. Additionally, in the event the payment of any severance amounts payable pursuant to the employment agreements within six months of the date of the applicable executive’s termination of employment would cause such executive to incur any additional tax under Section 409A of the Code, then payment of such amounts will be delayed until the date that is six months following such executive’s termination date.

In addition, upon a change in control, all unvested options or other restricted stock will immediately become vested and exercisable, as applicable, pursuant to these agreements and the terms of the applicable equity awards (provided that performance awards shall only vest according to the terms of the applicable award agreement). Upon a termination as a result of death or disability, all unvested restricted stock and options held by the executive will immediately become vested and exercisable, as applicable, pursuant to the terms of the applicable equity awards.

Each named executive officer has agreed to limitations on his or her ability to disclose confidential information relating to us and acknowledges that all discoveries, inventions and other work product relating to his employment belong to us. Also, during the one-year period (two-year period for Messrs. Shamir, Rew and Myers) following an executive’s termination of employment, each executive has agreed not to compete, directly or indirectly, with the core business of the Company. Furthermore, during the two-year period (one-year period for Mr. Currie) following termination, each executive has agreed not to solicit our employees or consultants.

The foregoing summaries are qualified in their entirety by reference to the complete texts of the employment agreements, as amended, previously filed by the Company with the SEC.

Historically, while each employment agreement has been the result of an arms-length negotiation, we have tried to utilize a similar form of agreement where possible (apart from minimum salary and cash bonus targets). Accordingly, the employment agreements for Messrs. Currie, Rew, Bennett and Myers generally have a similar form. Mr. Shamir’s agreement varies to some extent from the forms above and again reflects arms-length negotiation following the CEO search. We believe the terms are appropriate in light of Mr. Shamir’s background, skill set, and the competitive nature of the recruitment process.

Clawback Policy. We have “clawback” provisions in certain in our compensation plans whereby the Company can recover incentive compensation paid to an executive pursuant to our executive incentive bonus plan or performance-based equity awards if the payment was based on the achievement of financial results that were subsequently the subject of a restatement (other than as a result of changes to accounting rules and regulations) or financial information or performance metrics subsequently found to be materially inaccurate, in each case regardless of individual fault.

No Significant Perquisites Offered. The Company does not generally provide perquisites that are not, in the Committee’s view, integrally and directly related to the named executive officers’ duties. The only perquisite generally offered to our named executive officers is an annual physical. While we have no formal relocation policy for new hires, we will on occasion agree to reimbursement of certain relocation, temporary housing and related costs as part of a negotiation for an executive based on the particular facts and circumstances of the negotiation. Senior management also participates in our other broad-based benefit programs available to our salaried employees, including health, dental and life insurance programs. Except as otherwise discussed herein, other welfare and employee-benefit programs are generally the same for all eligible Company employees, including our executive officers, with some variation as required by law with respect to our international employees. While the Committee believes the existing benefits to be reasonable, the Committee periodically reassesses our perquisite and benefits programs to help ensure that these programs are appropriately competitive with market medians.

No Supplemental Executive Retirement Programs (“SERPs”) Offered. We do not currently offer SERPs to our executives.

Anti-Hedging/Anti-Pledging. We have an anti-hedging policy that prohibits our directors and officers from engaging in any hedging transaction that reduces or limits such director’s or officer’s economic risk with respect to the director’s or officer’s holdings, ownership or interest in the Company’s securities. We also have an anti-pledging policy that prohibits our directors and officers from pledging the Company’s common stock as collateral for margin or other loans without the prior approval of the Company’s Board of Directors, except for (i) pledges of the Company’s common stock that were outstanding prior to March 6, 2013 and (ii) pledges of less than 15% (in the aggregate) of director’s or officer’s shares of Company common stock by directors or officers who, excluding the number of shares pledged, otherwise meet or exceed the Company’s stock ownership guidelines applicable to them.

Accounting and Tax Matters. We do not presently consider tax or accounting consequences to be a material factor in the design of our executive compensation packages, except historically as to the applicability of Section 162(m) of the Code. However, the exception allowing the full deductibility of “qualified performance-based compensation” no longer applies to compensation paid after January 1, 2018 unless paid pursuant to a written binding contract that was in effect on November 2, 2017. Although it will consider the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain, and motivate executives and to align the executives’ interests with those of the Company’s stockholders.

Stock Ownership Guidelines. The Board expects each executive officer and non-employee director to demonstrate a long-term commitment to the Company and to the Company’s stockholders by acquiring and holding a meaningful investment in the Company’s common stock. We believe requiring directors and executive officers to hold a significant long-term stake in our equity accomplishes the following principal goals: (i) further aligning long-term economic interests of our executives and our stockholders by encouraging our directors and executive officers to think and act like long-term investors; and (ii) helping to reduce excessive or inappropriate risk-taking motivated principally by short-term share price appreciation. Over time each executive officer and non-employee director is expected to build his or her ownership of the Company’s common stock. The targeted ownership levels are expected to be achieved over five years from the time each such person was named an executive officer or a non-employee director, as applicable, and maintained thereafter. The targeted ownership levels are as follows: President and CEO: six (6) times annual salary; executive officers: two and one half (2.5) times annual salary; non-employee directors: five (5) times the annual cash retainer, exclusive of meeting, chairperson and committee fees. Each director and officer who has not achieved the targeted ownership levels is expected to retain shares of common stock acquired upon exercise of stock options or from restricted share grants pursuant to the Company’s equity plans.

Risk Considerations Related to Executive Compensation

The Committee, with the participation of management and its Consultant, conducted a risk assessment of the Company’s compensation programs. As part of this assessment, the Committee reviewed our compensation programs for certain design features identified by the Committee’s advisors as having the potential to encourage excessive risk-taking, and considered our compensation programs in light of our key enterprise and business strategy risks. The Committee noted that our programs are designed so that they do not include compensation mix overly weighted toward annual incentives, highly leveraged short-term incentives, uncapped or “all or nothing” bonus payouts (except with respect to certain binary components of the overall cash bonus target) or unreasonable performance goals. The Committee also noted several design features of our cash and equity incentive programs that reduce the likelihood of excessive risk-taking, including the use of reasonably obtainable and balanced performance metrics, maximum payouts at levels deemed appropriate, Committee oversight and direction over executive compensation programs, the presence of severance plans for executives through employment agreements, and balance between compensation elements that focus on short-term financial and operating performance and those that reward for longer-term Company performance and stock appreciation, especially when combined with our executive stock ownership guidelines. Additionally, our executive compensation “clawback” provisions allow the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors are factors considered in performance and bonus assessments. Based on its assessment, the Committee believes that our compensation programs align executive behavior with stockholder interests and do not motivate or promote risk taking that could reasonably be expected to have a material adverse effect on the Company.

2019 - A Preview

For 2019, we intend to focus primarily on three things:  (1) successfully completing the integration of the flow cytometry business including the establishment of underlying infrastructure to support it, (2) the continued growth of our molecular sample-to-answer business through on-time delivery of our development and launch milestones and further expansion of the customer base, and (3) completing the development of the SENSIPLEX system to provide additional capabilities to our partners’ customers while offering an opportunity to stimulate an upgrade cycle.  All of these items of focus have the common overriding feature of responsible execution, which we incorporate into our corporate goals.

The primary objective of our executive compensation program is to retain talent and align executive and stockholder interests by remunerating executives for increasing stockholder value. As it does every year, the Committee reviews Company and management team performance by virtue of competitive market practices as well as overall executive equity ownership to derive an appropriate level of compensation and appropriate types and mixes of equity incentives to achieve the objectives of our compensation strategy and philosophy. Thus, the Committee has reviewed the Company’s historical compensation practices, the compensation program in place for 2018, the 2018 “say on pay” advisory vote, the business objectives for 2019, consultations with its Consultant and the observations of the non-employee members of the Board of Directors. In light of this review, the Committee has determined to continue the pay-for-performance practice for the President and CEO and the other named executive officers and continue the appropriate use of Restricted Stock and Performance Options by approving the following key matters with respect to our executive compensation programs for fiscal 2019:

•	Base salaries for the named executive officers will remain near the median range for the Company’s peer group.

•
Annual cash-based incentive opportunities awarded under a management incentive plan will continue to be based on achievement of (i) profitable revenue growth, (ii) objective research and development and strategic project goals selected to focus our executives on performance and (iii) for select named executives, leadership goals.

•
We increased the use of Restricted Stock to enhance retention of our executives by granting 50% of the target grant date fair value of each named executive officer’s equity compensation award in the form of Restricted Stock that vest ratably over four years. The remaining 50% of the target grant date fair value of each executive’s equity compensation award is in the form of Performance Options that will vest ratably over four years based on achievement of certain operating profit and revenue targets consistent with the financial goals in the management incentive plan. The Committee believes that continuing to use both Restricted Stock and Performance Options will assist with retention in a very tight labor market, but will continue to tie executive interest to stockholder interest by granting Performance Options that are based on the achievement of operating profit and revenue growth, which provides the executives the correct incentives to lead the Company to continued profitable growth and increased stockholder value.

•
The Committee evaluated the mix of 2019 total target compensation of our President and CEO and believes that 50% of equity and 50% of cash compensation should be performance-based. The annual cash-based incentive plan requires achievement of short-term objectives to drive the Company’s profitability and development of future products. The Performance Options require achievement of short-term financial objectives as well as an increase in per share market value from the grant date to generate value for the President and CEO. The annual cash-based incentive opportunity and Performance Options at target constitute 50% of our President and CEO’s 2019 total target compensation. Our other named executive officers’ annual cash-based incentive opportunity and the Performance Options at target constitutes approximately 40% of each other named executive officer’s total compensation. The Committee believes the mix of compensation for our executive team and the use of Performance Options will continue our focus on future development of products and achievement of the Company’s financial objectives and deliver results for stockholders. While the Committee feels that the compensation program implemented for 2019 enhances the pay-for-performance practice, the Committee’s continuation of Restricted Stock into the compensation mix in 2019 is essential to building a stable executive team for continued future growth of the Company. The Committee further noted that the utilization of Restricted Stock provides the executive team with value over the four-year vesting term while still incentivizing the executive team to deliver results for stockholders.

Compensation Committee Report
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Board of Directors,
Jim D. Kever (Chairman)

Stephen L. Eck, M.D., Ph.D.

Thomas W. Erickson

Summary Compensation Table

The following table sets forth certain summary information for the years ending December 31, 2018, 2017 and 2016, with respect to the compensation awarded to, earned by, or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Nachum Shamir	2018	713,751	142,750	999,980	999,997	820,813	12,250	3,689,541
President and	2017	672,000	—	499,997	1,499,994	833,280	12,000	3,517,271
Chief Executive Officer	2016	636,000	—	—	1,989,992	992,796	12,000	3,630,788

Harriss T. Currie	2018	416,500	45,815	232,482	232,498	240,529	12,250	1,180,074
Senior Vice President,	2017	398,250	—	112,497	337,497	236,959	12,000	1,097,203
Finance, Chief Financial	2016	381,275	—	—	449,991	273,755	12,000	1,117,021
Officer and Treasurer

Richard W. Rew	2018	365,750	36,575	182,500	182,493	196,591	12,250	976,159
Senior Vice President,	2017	347,250	—	87,494	262,498	206,614	9,000	912,856
General Counsel and	2016	327,500	—	—	324,991	233,098	9,000	894,589
Corporate Secretary

Todd C. Bennett	2018	336,250	33,625	182,500	182,493	180,734	9,250	924,852
Senior Vice President,	2017	321,250	—	87,494	262,498	191,144	9,000	871,386
Global Sales and Customer	2016	307,500	—	—	349,996	220,785	9,000	887,281
Operations

Randall J. Myers	2018	326,250	32,625	182,500	182,493	175,359	12,250	911,477
Senior Vice President,	2017	311,250	—	87,494	262,498	181,303	12,000	854,545
Global Manufacturing and	2016	291,250	—	—	349,996	202,837	12,000	856,083
Quality
________________________________

(1)
The amounts should in this column for 2018 represent the discretionary one-time bonuses to each of the named executive officers in 2018 in connection with our acquisition of EMD Millipore Corporation's flow-cytometry portfolio in December 2018.

(2)
The amounts shown in this column represent the aggregate grant date fair value of awards calculated in accordance with FASB ASC Topic 718 (“ASC 718”). ASC 718 requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments. Pursuant to ASC 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. Assumptions used in the calculation of these amounts are described in Note 13 - Stockholder’s Equity, Employee Benefit Plans and Stock-Based Compensation to the Company’s audited financial statements for the fiscal year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 26, 2019.

(3)
The amounts shown in this column represent the aggregate grant date fair value of awards calculated in accordance with ASC 718 (calculated, per the SEC rules, without consideration of the impact of estimated forfeitures related to service-based vesting conditions). Assumptions used in the calculation of these amounts are described in Note 13 - Stockholder’s Equity, Employee Benefit Plans and Stock-Based Compensation to the Company’s audited financial statements for the fiscal year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 26, 2019. As discussed in further detail under “Compensation Discussion and Analysis - Long-Term Equity-Based Incentives,” 50% of the grant date fair value of the long-term equity incentive opportunities were in the form of performance-based stock options in 2018 and 50% were in the form of restricted stock. The amounts shown in this column include the target amount of Performance Options that would remain eligible to vest upon achievement of certain operating profit and revenue targets in 2018 assuming target performance is achieved. Since target performance was estimated to be the probable outcome of the performance conditions for the Performance Options on the date of grant, target values have been presented for the Performance Options. The grant date fair value of Performance Options representing the performance level at the maximum amount permitted under the Performance Options is $2,000,000 for Mr. Shamir, $465,000 for Mr. Currie, $365,000 for Mr. Rew, $365,000 for Mr. Bennett and $365,000 for Mr. Myers. As discussed above under “Compensation Discussion and Analysis - Long-Term Equity-Based Incentives,” the applicable performance objectives were achieved at 115% of target, so the number of Performance Options were delivered at 115% of the number of target Performance Options granted.

(4)
The amounts shown in this column reflect (i) annual cash-based incentive bonuses earned by each of the named executive officers pursuant to the Company’s 2016, 2017 and 2018 management incentive plans, respectively and (ii) the portion of one-time bonuses awarded to each of the named executive officers in 2017 in connection with our acquisition of Nanosphere, Inc. in June 2016.

(5)	This column includes matching payments under our 401(k) Plan.

Grants Of Plan-Based Awards in 2018

The following table summarizes grants of plan-based awards made to our named executive officers in 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)(3)
Nachum Shamir	03/12/2018	03/12/2018	—	—	—	36,734	122,448	244,986	—	—	21.98	999,997
	03/12/2018	03/12/2018	—	—	—	—	—	—	45,495	—	—	999,980
	N/A		107,063	713,750	1,427,500	—	—	—	—	—	—	—
Harriss T. Currie	03/12/2018	03/12/2018	—	—	—	8,541	28,469	56,938	—	—	21.98	232,498
	03/12/2018	03/12/2018	—	—	—	—	—	—	10,577	—	—	232,482
	N/A		34,361	229,075	343,613	—	—	—	—	—	—	—
Richard W. Rew	03/12/2018	03/12/2018	—	—	—	5,602	18,673	37,346	—	—	21.98	182,493
	03/12/2018	03/12/2018	—	—	—	—	—	—	8,303	—	—	182,500
	N/A		27,431	182,875	274,313	—	—	—	—	—	—	—
Todd C. Bennett	03/12/2018	03/12/2018	—	—	—	6,704	22,346	44,692	—	—	21.98	182,493
	03/12/2018	03/12/2018	—	—	—	—	—	—	8,303	—	—	182,500
	N/A		25,219	168,125	252,188	—	—	—	—	—	—	—
Randall J. Myers	03/12/2018	03/12/2018	—	—	—	6,704	22,346	44,692	—	—	21.98	182,493
	03/12/2018	03/12/2018	—	—	—	—	—	—	8,303	—	—	182,500
	N/A		24,469	163,125	244,688	—	—	—	—	—	—	—
_____________________________________________

(1)
The amounts shown in these columns reflect the threshold, target and maximum amounts (assuming threshold, target and maximum performance across all performance objectives were achieved) that each of the named executive officers could have earned for the fiscal year ended December 31, 2018 pursuant to the Company’s 2018 management incentive plans.  The terms of our named executive officer bonus plans are discussed in further detail in “Compensation Discussion and Analysis—2018 Executive Compensation Review.”  The amounts actually awarded to each of the named executive officers are reflected in the “Summary Compensation Table” above.

(2)
Represents Performance Options that vest upon achievement of certain operating profit and revenue targets in 2018. The amount is subject to an over/underachievement scale with possible payouts of 0% to 200% of the target amount based on financial results between specified minimum and maximum performance levels of the performance targets. The target amount represents the level where the performance equals the targeted award and the maximum amount represents the performance level at the maximum amount permitted under the Performance Options. Minimum payouts for minimum threshold performance start at 30% of the target value for the Performance Options. As discussed above under “Compensation Discussion and Analysis - Long-Term Equity-Based Incentives,” the applicable performance objectives were achieved at 115% of target, so the number of Performance Options that remain eligible to vest are 115% of the number of target Performance Options granted.

(3)	The amounts shown in this column reflect the grant date fair value of the respective restricted stock and option awards calculated in accordance with ASC 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2018 Table

The following discussion is intended to be read as a supplement to the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2018” table (including the notes to such tables), and to the disclosure under “Compensation Discussion and Analysis,” and the following discussion should be read in conjunction with such other disclosures.

Compensation Mix

As reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2018” table, the primary components of the Company’s 2018 compensation program for our named executive officers were cash compensation, consisting of a mix of base salary and cash incentive plan compensation, and equity incentive compensation, consisting of Performance Options and Restricted Stock. Cash incentive plan target compensation for our named executive officers in 2018 was 19% to 21% of the total of these elements at target, while the value of equity awards, valued at fair market value on the date of grant at target, for 2018 represented 40% to 58% of the total compensation opportunities for 2018 at target. Cash incentive plan actual compensation based upon actual achievement for our named executive officers in 2018 was 22% to 25% of the total of these achieved elements, while the value of equity awards, valued at fair market value on the date of grant based upon achievement, for 2018 represented 40% to 56% of the total compensation achieved for 2018.

Employment Agreements

We have entered into employment agreements with each of our named executive officers, each previously filed with the SEC.  The employment agreements provide for certain salary, annual bonus opportunities and other benefits, including potential severance entitlements.  The employment agreements with Messrs. Shamir, Currie, Rew, Bennett and Myers are generally automatically renewable on an annual basis unless either party provides the other written notice of its intent not to renew the agreement at least 60 (in the case of Messrs. Currie, Rew, Bennett and Myers), or 90 (in the case of Mr. Shamir), days prior to the end of the then-current term of their agreements. These agreements are described in more detail under “Compensation Discussion and Analysis - Additional Disclosures - Change of Control and Employment Agreements.”  The potential payouts under these agreements in connection with the termination of these executives are provided under “Potential Payments Upon Termination or Change in Control”.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2018. The market value of shares was calculated using the year-end closing price of $23.11 as reported on the Nasdaq Global Select Market.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Award Grant Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)
Nachum Shamir	250,000	—		—		21.10	10/14/2014	10/14/2021	—	—		—
	187,500	62,500	(2)	—		15.93	03/11/2015	03/11/2022	—	—		—
	88,940	88,940	(1)	—		19.13	03/22/2016	03/22/2023	—	—		—
	53,364	53,364	(1)	—		19.13	03/22/2016	03/22/2023	—	—		—
	83,724	251,172	(1)	—		18.04	03/10/2017	03/10/2024	—	—		—
	—	—		122,448	(1)(5)	21.98	03/12/2018	03/12/2025	—	—		—
	—	—		—		—	—	—	03/10/2017	20,787	(3)	480,388
	—	—		—		—	—	—	03/12/2018	45,495	(3)	1,051,389

Harriss T. Currie	12,228	—		—		15.67	05/12/2009	05/12/2019	—	—		—
	11,217	—		—		16.55	03/11/2010	03/11/2020	—	—		—
	5,325	—		—		18.26	03/11/2011	03/11/2021	—	—		—
	10,310	—		—		22.71	03/13/2012	03/13/2022	—	—		—
	10,452	—		—		17.24	03/08/2013	03/08/2023	—	—		—
	50,290	16,764	(2)	—		15.93	03/11/2015	03/11/2022	—	—		—
	20,112	20,112	(1)	—		19.13	03/22/2016	03/22/2023	—	—		—
	12,066	12,067	(1)	—		19.13	03/22/2016	03/22/2023	—	—		—
	18,837	56,514	(1)	—		18.04	03/10/2017	03/10/2024	—	—		—
	—	—		28,469	(1)(5)	21.98	03/12/2018	03/12/2025	—	—		—
	—	—		—		—	—	—	03/10/2017	4,677	(3)	108,085
	—	—		—		—	—	—	03/12/2018	10,577	(3)	244,434

Richard W. Rew	33,526	11,176	(2)	—		15.93	03/11/2015	03/11/2022	—	—		—
	14,524	14,526	(1)	—		19.13	03/22/2016	03/22/2023	—	—		—
	8,714	8,716	(1)	—		19.13	03/22/2016	03/22/2023	—	—		—
	14,651	43,956	(1)	—		18.04	03/10/2017	03/10/2024	—	—		—
	—	—		22,346	(1)(5)	21.98	03/12/2018	03/12/2025	—	—		—
	—	—		—		—	—	—	03/10/2017	3,638	(3)	84,074
	—	—		—		—	—	—	03/12/2018	8,303	(3)	191,882

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Award Grant Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)
Todd C. Bennett	—	745	(2)	—		15.93	03/11/2015	03/11/2022	—	—		—
	6,380	2,127	(2)	—		16.74	10/01/2015	10/01/2022	—	—		—
	15,642	15,643	(1)	—		19.13	03/22/2016	03/22/2023	—	—		—
	9,385	9,386	(1)	—		19.13	03/22/2016	03/22/2023	—	—		—
	14,651	43,956	(1)	—		18.04	03/10/2017	03/10/2024	—	—		—
	—	—		22,346	(1)(5)	21.98	03/12/2018	03/12/2025	—	—		—
	—	—		—		—	—	—	03/11/2015	1,309	(4)	30,251
	—	—		—		—	—	—	03/10/2017	3,638	(3)	84,074
	—	—		—		—	—	—	03/12/2018	8,303	(3)	191,882

Randall J. Myers	33,255	11,086	(2)	—		16.06	04/01/2015	04/01/2022	—	—		—
	15,642	15,643	(1)	—		19.13	03/22/2016	03/22/2023	—	—		—
	9,385	9,386	(1)	—		19.13	03/22/2016	03/22/2023	—	—		—
	14,651	43,956	(1)	—		18.04	03/10/2017	03/10/2024	—	—		—
	—	—		22,346	(1)(5)	21.98	03/12/2018	03/12/2025	—	—		—
	—	—		—		—	—	—	03/10/2017	3,638	(3)	84,074
	—	—		—		—	—	—	03/12/2018	8,303	(3)	191,882
_____________________________________________

(1)	These unvested options vest in equal 1/4th increments on each anniversary of the grant date over the first four years of the option term.

(2)	These unvested options vest over 4 years. 1/2 vest on the second anniversary of the grant date and 1/4th on each of the third and fourth anniversaries of the grant date.

(3)
The restrictions applicable to these awards lapse with respect to 1/4th of the total shares subject to the grant each year on each anniversary of the grant date, beginning on the first anniversary of the grant date.

(4)
The restrictions applicable to these awards lapse with respect to 1/2 of the total shares subject to the grant on the second anniversary of the grant date and 1/4th on each of the third and fourth anniversaries of the grant date.

(5)
Represents Performance Options that vest upon achievement of certain operating profit and revenue targets in 2018 assuming target performance is achieved. The Performance Options are subject to an over/underachievement scale with possible payouts of 0% to 200% of the target amount based on financial results between specified minimum and maximum performance levels of the performance targets. The target amount represents the level where the performance equals the targeted award amount. As discussed above under “Compensation Discussion and Analysis - Long-Term Equity-Based Incentives,” the applicable performance objectives were achieved at 115% of target, so the number of Performance Options that remain eligible to vest (subject to continued time-based vesting) are 115% of the number of target Performance Options granted (140,815, 32,739, 25,697, 25,697 and 25,697 for Messrs. Shamir, Currie, Rew, Bennett and Myers, respectively).

Option Exercises And Stock Vested in 2018

The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2018 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Nachum Shamir	—	—	31,929	831,317
Harriss T. Currie	5,032	24,254	9,745	211,984
Richard W. Rew	—	—	1,212	26,337
Todd C. Bennett	2,235	22,395	3,522	76,784
Randall J. Myers	—	—	1,212	26,337

________________________________________

(1)
The value realized upon the vesting of restricted stock shown in the table is calculated based upon the closing price of our common stock on the Nasdaq Global Select Market on the applicable vesting date.

Potential Payments Upon Termination or Change in Control

The following tables show for each of our named executive officers the estimated amount of potential payments, as well as the estimated value of continuing benefits, assuming the executive’s employment terminated or a change in control occurred, in either case effective December 31, 2018 and based on compensation and benefit levels in effect on December 31, 2018.  Due to the numerous factors involved in estimating these amounts, the actual benefits and amounts payable can only be determined at the time of an executive’s termination from the Company.

Nachum "Homi" Shamir
Executive Benefits and Payments Upon Separation	Voluntary Termination($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)(4)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	725,000	—	1,087,500	—	725,000	725,000
Non-equity Incentive Compensation (Bonus) (1)	—	—	1,796,843	—	2,213,483	—	1,796,843	1,796,843
Accelerated Vesting of Options (2)	—	—	—	—	2,447,683	2,447,683	2,447,683	2,447,683
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	1,531,777	1,531,777	1,531,777	1,531,777
Continuation of Insurance Benefits (3)	—	—	45,284	—	45,284	—	45,284	45,284
Total	—	—	2,567,127	—	7,325,727	3,979,460	6,546,587	6,546,587
________________________________________

(1)
The cash severance entitlement is described under “Compensation Discussion and Analysis - Additional Disclosures - Change of Control and Employment Agreements.” Non-equity Incentive Compensation (Bonus) includes the Millipore Sigma discretionary bonus noted above.

(2)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2018 ($23.11 per share as reported on the Nasdaq Global Select Market) and the respective exercise prices of in-the-money unvested stock options.  The closing market price on December 31, 2018 is also used to calculate accelerated vesting of restricted stock amounts. In the event of a change of control of the Company before the end of the performance period, the Performance Options will automatically vest based on the greater of the projected achievement of the Company Financial Goal as of the date of the change of control or 100% of target performance, as determined by the Committee in its sole discretion. Such Performance Options for 2018 are included in this table at actual achievement of 115%.

(3)
Reflects the present value of the long-term disability, short-term disability and medical premiums the executive would be entitled to for a period of 18 months following the termination date together with the amount of the contribution for the executive under Luminex’s 401(k) Retirement Plan for the prior plan year.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2018, the premiums in effect on such date and the contributions made to Luminex’s 401(k) Retirement Plan for the prior plan year.

(4)
On May 7, 2018, the Company and Mr. Shamir entered into an amendment to his employment agreement to provide that, as part of a change of control payment, Mr. Shamir would be entitled to receive, among other things, 18 months of (i) COBRA payments in respect of the continuation of health benefits and (ii) payments to fund dental and vision coverage that the would have received in Mr. Shamir had continued as an employee of Luminex.

Harriss T. Currie
Executive Benefits and Payments Upon Separation	Voluntary Termination($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)(4)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	421,000	—	421,000	—	421,000	421,000
Non-equity Incentive Compensation (Bonus) (1)	—	—	236,959	—	236,959	—	236,959	236,959
Accelerated Vesting of Options (2)	—	—	—	—	571,959	571,959	571,959	571,959
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	352,520	352,520	352,520	352,520
Continuation of Insurance Benefits (3)	—	—	25,307	—	25,307	—	25,307	25,307
Total	—	—	683,266	—	1,607,745	924,479	1,607,745	1,607,745
________________________________________

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis - Additional Disclosures - Change of Control and Employment Agreements.”

(2)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2018 ($23.11 per share as reported on the Nasdaq Global Select Market) and the respective exercise prices of in-the-money unvested stock options.  The closing market price on December 31, 2018 is also used to calculate accelerated vesting of restricted stock amounts. In the event of a change of control of the Company before the end of the performance period, the Performance Options will automatically vest based on the greater of actual achievement of the pro-rated Company Financial Goal as of the date of the change of control or 100% of target performance, as determined by the Committee in its sole discretion. Such Performance Options for 2018 are included in this table at actual achievement of 115%.

(3)
Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2018 and the premiums in effect on such date.

(4)
On May 7, 2018, the Company and Mr. Currie entered into an amendment to his employment agreement to provide that, as part of a change of control payment, Mr. Currie would be entitled to receive, among other things, 12 months of (i) COBRA payments in respect of the continuation of health benefits and (ii) payments to fund dental and vision coverage that the would have received in Mr. Currie had continued as an employee of Luminex.

Richard W. Rew
Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)(4)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	370,000	—	370,000	—	370,000	370,000
Non-equity Incentive Compensation (Bonus) (1)	—	—	206,614	—	206,614	—	206,614	206,614
Accelerated Vesting of Options (2)	—	—	—	—	424,642	424,642	424,642	424,642
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	275,957	275,957	275,957	275,957
Continuation of Insurance Benefits (3)	—	—	14,169	—	14,169	—	14,169	14,169
Total	—	—	590,783	—	1,291,382	700,599	1,291,382	1,291,382
________________________________________

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis - Additional Disclosures - Change of Control and Employment Agreements.”

(2)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2018 ($23.11 per share as reported on the Nasdaq Global Select Market) and the respective exercise prices of in-the-money unvested stock options.  The closing market price on December 31, 2018 is also used to calculate accelerated vesting of restricted stock amounts. In the event of a change of control of the Company before the end of the performance period, the Performance Options will automatically vest based on the greater of actual achievement of the pro-rated Company Financial Goal as of the date of the change of control or 100% of target performance, as determined by the Committee in its sole discretion. Such Performance Options for 2018 are included in this table at actual achievement of 115%.

(3)
Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2018 and the premiums in effect on such date.

(4)
On May 7, 2018, the Company and Mr. Rew entered into an amendment to his employment agreement to provide that, as part of a change of control payment, Mr. Rew would be entitled to receive, among other things, 12 months of (i) COBRA payments in respect of the continuation of health benefits and (ii) payments to fund dental and vision coverage that the would have received in Mr. Rew had continued as an employee of Luminex.

Todd C. Bennett
Executive Benefits and Payments Upon Separation	Voluntary Termination($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)(4)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	340,000	—	340,000	—	340,000	340,000
Non-equity Incentive Compensation (Bonus) (1)	—	—	191,144	—	191,144	—	191,144	191,144
Accelerated Vesting of Options (2)	—	—	—	—	370,409	370,409	370,409	370,409
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	306,208	306,208	306,208	306,208
Continuation of Insurance Benefits (3)	—	—	25,307	—	25,307	—	25,307	25,307
Total	—	—	556,451	—	1,233,068	676,617	1,233,068	1,233,068
________________________________________

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis - Additional Disclosures - Change of Control and Employment Agreements.”

(2)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2018 ($23.11 per share as reported on the Nasdaq Global Select Market) and the respective exercise prices of in-the-money unvested stock options.  The closing market price on December 31, 2018 is also used to calculate accelerated vesting of restricted stock amounts. In the event of a change of control of the Company before the end of the performance period, the Performance Options will automatically vest based on the greater of actual achievement of the pro-rated Company Financial Goal as of the date of the change of control or 100% of target performance, as determined by the Committee in its sole discretion. Such Performance Options for 2018 are included in this table at actual achievement of 115%.

(3)
Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2018 and the premiums in effect on such date.

(4)
On May 7, 2018, the Company and Mr. Bennett entered into an amendment to his employment agreement to provide that, as part of a change of control payment, Mr. Bennett would be entitled to receive, among other things, 12 months of (i) COBRA payments in respect of the continuation of health benefits and (ii) payments to fund dental and vision coverage that the would have received in Mr. Bennett had continued as an employee of Luminex.

Randall J. Myers
Executive Benefits and Payments Upon Separation	Voluntary Termination($)	Retirement ($)	Involuntary Termination Without Cause or Termination for Good Reason ($)	For Cause Termination ($)	Termination in Connection with a Change in Control ($)(4)	Change in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	330,000	—	330,000	—	330,000	330,000
Non-equity Incentive Compensation (Bonus) (1)	—	—	181,303	—	181,303	—	181,303	181,303
Accelerated Vesting of Options (2)	—	—	—	—	431,108	431,108	431,108	431,108
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	275,957	275,957	275,957	275,957
Continuation of Insurance Benefits (3)	—	—	7,134	—	7,134	—	7,134	7,134
Total	—	—	518,437	—	1,225,502	707,065	1,225,502	1,225,502
________________________________________

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis - Additional Disclosures - Change of Control and Employment Agreements.”

(2)
Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2018 ($23.11 per share as reported on the Nasdaq Global Select Market) and the respective exercise prices of in-the-money unvested stock options.  The closing market price on December 31, 2018 is also used to calculate accelerated vesting of restricted stock amounts. In the event of a change of control of the Company before the end of the performance period, the Performance Options will automatically vest based on the greater of actual achievement of the pro-rated Company Financial Goal as of the date of the change of control or 100% of target performance, as determined by the Committee in its sole discretion. Such Performance Options for 2018 are included in this table at actual achievement of 115%.

(3)
Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date.  Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2018 and the premiums in effect on such date.

(4)
On May 7, 2018, the Company and Mr. Myers entered into an amendment to his employment agreement to provide that, as part of a change of control payment, Mr. Myers would be entitled to receive, among other things, 12 months of (i) COBRA payments in respect of the continuation of health benefits and (ii) payments to fund dental and vision coverage that the would have received in Mr. Myers had continued as an employee of Luminex.

Director Compensation for 2018

The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2018 to each of the Company’s non-employee directors:

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (1) (3)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
G. Walter Loewenbaum II	30,500	332,910	—	—	363,410
Robert J. Cresci	62,000	114,981	—	—	176,981
Stephen L. Eck, M.D., Ph.D.	—	146,913	—	—	146,913
Thomas W. Erickson	—	176,945	—	—	176,945
Jim D. Kever	62,000	114,981	—	—	176,981
Kevin M. McNamara	17,500	196,975	—	—	214,475
Edward A. Ogunro, M.D.	62,000	114,981	—	—	176,981
Kenneth A. Samet (4)	—	—	—	—	—
____________________________________

(1)
The amounts shown in this column represent aggregate grant date fair value of awards calculated in accordance with ASC 718.  All grants of restricted stock were made under the Company’s Third Amended and Restated 2006 Equity Incentive Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC.  As of December 31, 2018, the aggregate number of unvested restricted stock outstanding for each of the Company’s non-employee directors was as follows: Loewenbaum - 9,150 shares, Cresci - 4,357 shares, Eck - 4,148 shares,  Erickson - 4,944 shares, Kever - 4,357 shares, McNamara - 5,475 shares, and Ogunro - 4,357 shares.

(2)	All prior option awards vested before 2018. As of December 31, 2018, there were no shares subject to option awards outstanding for any of the Company’s non-employee directors.

(3)
As noted below in the Narrative to Director Compensation Table, non-employee directors may elect to defer receipt of the annual cash payments and the annual stock retainer by electing to receive restricted stock units settled at a future date. The grant date fair values of the deferred restricted stock units elected to be received in 2018 in lieu of the annual cash payments and the annual stock retainer are as follows: Loewenbaum - $332,910, Cresci - $0, Eck - $146,913, Erickson - $176,945, Kever - $0, McNamara - $196,975, and Ogunro - $114,981.

(4)	As discussed above, Mr Samet was appointed to the Board on December 6, 2018 and therefore Mr. Samet was not paid any compensation during 2018.

Narrative to Director Compensation Table

Following the completion of its review of the appropriateness of our non-employee director compensation policy in light of our objectives described below, the compensation policy for our non-employee directors for 2018 was reviewed by the Compensation Committee’s independent compensation advisor, the Hay Group, a Korn Ferry Company, recommended by our Compensation Committee and approved by our Board of Directors.  This policy was designed to offer competitive, equitable and consistent compensation for the value of the Board and Committee service and Committee Chairmanship, and to offer the appropriate level and mix of compensation to position the Board of Directors’ compensation at the median of market levels for our peer group companies.  We also have adopted stock ownership guidelines for our directors to further promote this alignment of interests, which can be found in our Corporate Governance Guidelines and described under “Compensation Discussion and Analysis - Additional Disclosures - Stock Ownership Guidelines.”

The Director Compensation Table reflects the following compensation policy for our non-employee directors for 2018 (the “Policy”), and the individual choices made by each non-employee director with respect to compensation for their services during 2018 based on the Policy:

Annual Retainer
Annual Cash Retainer for Board and Committee Meetings	$50,000

Additional Annual Retainers
Chairman of the Board of Directors	$72,000
Executive Committee Chair	$12,000
Compensation Committee Chair	$12,000
Audit Committee Chair	$20,000
Nominating and Corporate Governance Committee Chair	$12,000
Strategy and Development Committee Chair	$12,000

Annual retainers for non-employee directors and Board and committee chairs are payable quarterly in arrears. Non-employee directors have the option of accepting all or any part of the foregoing cash retainer payments in the form of restricted stock.  Restricted stock received in lieu of cash retainers is granted at the annual meeting and vests quarterly on the quarterly cash payment dates, subject to continued services by directors as a director or chairperson, as applicable.  Non-employee directors may also elect to defer receipt of such restricted stock in lieu of cash payments and the annual stock retainer as described below. Non-employee directors do not receive additional compensation for attendance at Board meetings.

Non-employee directors also were eligible to receive restricted stock awards in the amounts below in 2018.  The restricted stock was issued pursuant and subject to the terms of the Company’s Third Amended and Restated 2006 Equity Incentive Plan and individual award agreements, the forms of which were previously filed with the SEC and vest on the date that is the earlier of (i) one year following the grant date or (ii) the following year’s annual meeting of stockholders in the event the grantee is not re-elected to serve as a director of the Company at such annual meeting.  Annual grants of restricted stock were made on the date of the annual meeting of stockholders.

Fair Market Value of Restricted Stock Award on Date of Grant
Each Continuing Board Member	$97,000

Additional Grants
Chairman of the Board of Directors	$114,000
Executive Committee Chair	$18,000
Compensation Committee Chair	$18,000
Audit Committee Chair	$30,000
Nominating and Corporate Governance Committee Chair	$18,000
Strategy and Development Committee Chair	$18,000

Non-employee directors may annually make an election to defer (i) the annual restricted stock award and (ii) all or a portion of the annual cash retainers by electing to receive restricted stock units settled at a future date, generally retirement or resignation from the Board of Directors or other termination of service.  Such restricted stock units vest on the date that is the earlier of (i) one year following the grant date or (ii) the following year’s annual meeting of stockholders in the event the grantee is not re-elected to serve as a director of the Company at such annual meeting. Restricted stock units related to these deferrals from 2008 through 2018 held as of December 31, 2018 are as follows: Loewenbaum - 78,006 shares, Cresci - 0 shares, Eck - 20,175 shares,  Erickson - 89,499 shares, Kever - 57,608 shares, McNamara - 57,401 shares, and Ogunro - 37,728 shares.

In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings and other Company-related business meetings if a Board member’s presence is requested, as well as director education programs.

Our directors who are also employees (Mr. Shamir only) receive no additional compensation for their services as director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of March 18, 2019 (unless otherwise noted) for:
•each of our directors;
•each of our named executive officers;

•	each person who is known by us to beneficially own more than five percent (5%) of the outstanding shares of our common stock; and
•all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares as to which a person has sole or shared voting or investment power and also includes any shares which a person has the right to acquire within 60 days after March 18, 2019 through the vesting and/or exercise of any equity award or other right. Except as otherwise indicated, the named persons below have sole voting and investment power with respect to beneficially owned shares or shares such voting and investment power with his or her spouse. The number of shares shown does not include the interest of certain persons in shares held by certain family members in their own right. The inclusion of any such shares, however, does not constitute an admission that the named person is a direct or indirect beneficial owner of such shares for other purposes.
The percentages of shares outstanding provided in the table are based on 44,986,810 shares outstanding as of March 18, 2019. Shares issuable upon the exercise of options that are exercisable within 60 days after March 18, 2019 and restricted stock units which are able to be settled in stock at the holder’s election within 60 days after March 18, 2019 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

	Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Owned (1)	Total as a Percentage of Shares Outstanding
Directors and Named Executive Officers (2)
G. Walter Loewenbaum II (3)	876,320	1.9%
Robert J. Cresci (4)	220,157	*
Stephen L. Eck, M.D., Ph.D.	20,339	*
Thomas W. Erickson	170,329	*
Jim D. Kever	219,192	*
Kevin M. McNamara	81,799	*
Edward A. Ogunro, M.D.	48,961	*
Kenneth A. Samet	5,622	*
Nachum “Homi” Shamir	1,103,048	2.4%
Harriss T. Currie	423,128	*
Richard W. Rew	139,807	*
Todd C. Bennett	106,317	*
Randall J. Myers	130,592	*

All directors and executive officers as a group (16) persons	3,928,646	8.7%

Other 5% Stockholders
BlackRock, Inc. (5) 55 East 52nd Street New York, New York 10055	6,531,073	14.5%
The Vanguard Group (6) 100 Vanguard Blvd. Malvern, PA 19355	4,394,033	9.8%
Consonance Capital Management LP (7) 1370 Avenue of the Americas Floor 33 New York, NY 10019	2,402,787	5.3%
*  Less than 1%.

(1)
Includes shares issuable upon the exercise of currently exercisable options as well as those options which will become exercisable within 60 days after March 19, 2018, as follows:  Mr. Loewenbaum - 0 shares; Mr. Cresci - 0 shares; Dr. Eck - 0 shares; Mr. Erickson - 0 shares; Mr. Kever - 0 shares; Mr. McNamara - 0 shares; Dr. Ogunro - 0 shares; Mr. Shamir - 916,107 shares; Mr. Currie - 211,432 shares; Mr. Rew - 115,286 shares; Mr. Bennett - 80,392 shares; Mr. Myers - 106,522 shares; and all directors and executive officers as a group - 1,703,344 shares.   In addition, includes shares issuable upon the vesting of restricted stock unit awards, the vesting of which has been deferred until termination of the individual’s service as a director, as follows: Mr. Loewenbaum - 79,220 shares; Mr. Cresci - 0 shares; Dr. Eck - 20,339 shares; Mr. Erickson - 91,125 shares; Mr. Kever - 68,699 shares; Mr. McNamara - 58,357 shares; Dr. Ogunro - 38,257 shares; and Mr. Samet - 2,622 shares.

(2)	The applicable address for all directors and named executive officers is c/o Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727.

(3)
Does not include 909,415 shares held by Mr. Loewenbaum’s wife, Lillian Loewenbaum; 17,153 shares held by a trust for the benefit of Lillian Loewenbaum of which Lillian Loewenbaum is the trustee; and 167,972 shares held by a trust for the benefit of Mr. Loewenbaum’s descendants which has an independent trustee and over which Mr. Loewenbaum neither has nor shares investment or voting power.

(4)
Mr. Cresci has granted a security interest in 110,650 shares directly owned by him as collateral for a loan. This security interest was outstanding prior to March 6, 2013 in compliance with the Company’s anti-pledging policy. The number of shares directly owned by Mr. Cresci, excluding the number of shares subject to the security interest, exceeds the number of shares required to be owned by Mr. Cresci in compliance with the Company’s stock ownership guidelines.

(5)
This information is as of December 31, 2018, and is based solely on a Schedule 13G/A filed by BlackRock, Inc. on January 31, 2019.  BlackRock, Inc. is a holding company as defined in Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, as amended, and reports sole voting power as to 6,432,551 shares and sole dispositive power as to 6,531,073 shares.

(6)
This information is as of December 31, 2018, and is based solely on a Schedule 13G/A filed by The Vanguard Group on February 11, 2019. The Vanguard Group is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934, as amended, and reports sole voting power as to 60,062 shares, sole dispositive power as to 4,328,957 shares, shared voting power as to 9,207 shares and shared dispositive power as to 65,076 shares.

(7)
This information is as of December 31, 2018, and is based solely on a Schedule 13G filed by Consonance Capital Management LP on February 14, 2019. Consonance Capital Management LP is a holding company as defined in Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, as amended and an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934, as amended, and reports shared voting power and shared dispositive power as to all 2,402,787 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, nominees for director, executive officers, 5% stockholders or their immediate family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

We have adopted a written related party transaction policy, administered by our Audit Committee, that requires the Audit Committee (or the chair of the Audit Committee in certain instances with respect to de minimus transactions) to review and either ratify, approve or disapprove all “Interested Transactions,” subject to certain exceptions for specified “pre-approved transactions” not believed to create a material interest with respect to a “Related Party.”  “Interested Transactions” are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved exceeds, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect material interest.

For purposes of the policy, a “Related Party” is any:

•
person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;

•	immediate family member of any of the foregoing; or

•
firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction.  No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

In addition, the Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated. Our related party transaction policy has been incorporated into our Code of Compliance, which can be viewed at the “Investor Relations” section of our website at www.luminexcorp.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any persons holding more than ten percent of our common stock are required to report their initial ownership of our common stock and any subsequent changes in their ownership to the SEC.  Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure of such persons to file by those dates.  Based solely upon the copies of Section 16(a) reports that we have received from such persons for their transactions in 2018 and written representations to the Company that we have received from such persons that no other reports were required, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers and ten-percent beneficial owners for 2018, except that Charles Collins filed a Form 3 late on February 23, 2018 which did not timely disclose his initial statement of beneficial ownership of securities upon his January 1, 2018 promotion to a Section 16(a) officer.  The failure of Mr. Collins to timely file was due to issues obtaining an EDGAR code.  Multiple attempts were made to find a legal name variance different from other Charles Collins who are registered Section 16(a) filers.

EXPENSES AND SOLICITATION

We will bear the cost of soliciting proxies.  Proxies may be solicited in person or by telephone, facsimile, electronic mail, Internet, or other electronic medium by certain of our directors, officers and regular employees, without additional compensation.  The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company’s common stock held of record by such persons, and the Company will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

It is contemplated that our 2020 annual meeting of stockholders will take place in May 2020.  Stockholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2020 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by us before the close of business on December 4, 2019.  Notices of stockholders’ proposals submitted outside the processes of Rule 14a-8 will be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not earlier than February 16, 2020 nor later than April 16, 2020 in the manner specified in the bylaws.  For proposals that are not timely filed, we retain discretion to vote proxies that we receive.  For proposals that are timely filed, we retain discretion to vote proxies that we receive provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement.  In order to curtail any controversy as to the date on which a proposal was received by us, we suggest that stockholders submit their proposals by certified mail, return receipt requested.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is as set forth above.  If any other matter or matters are properly brought before the Meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

UPON WRITTEN REQUEST OF ANY STOCKHOLDER TO RICHARD REW, CORPORATE SECRETARY, LUMINEX CORPORATION, 12212 TECHNOLOGY BOULEVARD, AUSTIN, TEXAS 78727, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Austin, Texas
April 2, 2019

DIRECTIONS TO ANNUAL MEETING

From Austin Bergstrom International Airport: exit the airport, proceeding West on Hwy 71. Take Hwy 183 North.  Take the Oak Knoll exit.  Proceed through the light at Oak Knoll.  Turn right onto Technology Boulevard.  Turn left into the driveway by the curbside Luminex sign.

Luminex

LUMINEX CORPORATION
ATTN: KENDEL MARTIN
12212 TECHNOLOGY BLVD.
AUSTIN, TX 78727

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E58290-P19289 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

LUMINEX CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Withhold	Abstain
1a. Nachum "Homi" Shamir	☐	☐	☐
1b. Thomas W. Erickson	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2019.	☐	☐	☐

NOTE: The proxies are further authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2019 Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E58291-P19289

REVOCABLE PROXY
LUMINEX CORPORATION
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2019, AT 10:00 AM CDT

The undersigned hereby appoints Harriss T. Currie and Richard W. Rew II, or either of them, or any successors in their respective positions, as proxies with full power of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Luminex Corporation (the "Company") held of record by the undersigned as of March 18, 2019 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's corporate headquarters located at 12212 Technology Boulevard, Austin, Texas 78727 on Thursday, May 16, 2019 at 10:00 AM Central Daylight Time, or at any adjournment or postponement thereof.

Our Board of Directors recommends that you vote:

Continued and to be signed on reverse side